                                                                    EXHIBIT 7(2)



                         AGREEMENT AND PLAN OF MERGER


                                     AMONG


                            COMPUCOM SYSTEMS, INC.,

                             CIC ACQUISITION CORP.

                                      AND

                          COMPUTER INTEGRATION CORP.



                           DATED AS OF APRIL 7, 1998

                               TABLE OF CONTENTS


                                                                            Page

ARTICLE I    DEFINITIONS....................................................   2

   1.1       Definitions....................................................   2

ARTICLE II   THE MERGER.....................................................   2

   2.1       Merger.........................................................   2
   2.2       Closing........................................................   2
   2.3       Certificate of Incorporation and Bylaws of
             Surviving Corporation..........................................   2
   2.4       Directors and Officers.........................................   3
   2.5       Disclosure Schedule............................................   3

ARTICLE III  CONVERSION OR CANCELLATION OF THE
             COMPANY'S CAPITAL STOCK........................................   3

   3.1       Conversion or Cancellation of the Company's Capital Stock......   3
   3.2       Dissenting Shares..............................................   4
   3.3       Payment........................................................   5
   3.4       No Further Rights..............................................   6
   3.5       Closing of the Company's Transfer Books........................   6
   3.6       Stock Options and Warrants.....................................   6

ARTICLE IV   REPRESENTATIONS ANDWARRANTIES OF THE COMPANY...................   7

   4.1       Organization, Standing, etc. of the Company....................   7
   4.2       Authorization and Execution....................................   7
   4.3       No Consents....................................................   8
   4.4       Absence of Conflicts; Governmental Authorizations..............   8
   4.5       Capitalization.................................................   8
   4.6       SEC Reports and Financial Statements...........................   9
   4.7       Absence of Certain Changes or Events...........................   9
   4.8       Absence of Undisclosed Liabilities.............................  10
   4.9       Accounts Receivable............................................  10
   4.10      Tax Returns....................................................  10
   4.11      Agreements, Contracts and Commitments..........................  11
   4.12      Intellectual Property..........................................  14
   4.13      Litigation.....................................................  16
   4.14      Compliance with Legal Requirements.............................  16
   4.15      Employee Benefit Plans.........................................  17
   4.16      Absence of Labor Difficulties..................................  19

   4.17      Customers......................................................  19
   4.18      Assets Necessary to Business...................................  19
   4.19      Licenses and Permits...........................................  20
   4.20      Title to Properties............................................  20
   4.21      Insurance......................................................  20
   4.22      Books and Records..............................................  21
   4.23      Absence of Certain Business Practices..........................  21
   4.24      Bank Accounts..................................................  21
   4.25      Default........................................................  21
   4.26      No Subsidiaries................................................  21
   4.27      No Broker's or Finder's Fees...................................  22
   4.28      Opinion of Financial Advisor...................................  22
   4.29      Information Supplied...........................................  22

ARTICLE V    REPRESENTATIONS AND WARRANTIESOF COMPUCOM AND THE
             COMPUCOM SUBSIDIARY............................................  22

   5.1       Organization, Standing, etc., of CompuCom......................  22
   5.2       Organization, Standing, etc., of CompuCom Subsidiary...........  22
   5.3       Authorization and Execution....................................  23
   5.4       Absence of Conflicts; Governmental Authorizations..............  23
   5.5       Financing......................................................  24
   5.6       Information Supplied...........................................  24

ARTICLE VI   COVENANTS OF THE COMPANY.......................................  24

   6.1       Investigations.................................................  24
   6.2       Operation of the Company.......................................  25
   6.3       No Solicitation................................................  27
   6.4       Board Approval, Fairness Opinion, Shareholder Approval
             and Information Statement......................................  29
   6.5       Consents.......................................................  30
   6.6       Financial Statements and Reports...............................  30
   6.7       Notice and Cure................................................  31
   6.8       Best Efforts and Consents......................................  31
   6.9       Agreements and Covenants.......................................  31

ARTICLE VII  COVENANTS OF COMPUCOM AND THE
             COMPUCOM SUBSIDIARY............................................  31

   7.1       Conduct of Business of the CompuCom Subsidiary.................  31
   7.2       Obligation of CompuCom to Make Merger Effective and the
             CompuCom Subsidiary's Shareholder Consent......................  31
   7.3       Notice and Cure................................................  32
   7.4       Best Efforts and Consents......................................  32
   7.5       Information for Information Statement for the
             Company's Shareholders.........................................  32

ARTICLE VIII CONDITIONS.....................................................  32

   8.1       General Conditions.............................................  32
   8.2       Conditions to the Obligation of CompuCom and
             the CompuCom Subsidiary........................................  33
   8.3       Conditions to Obligations of the Company.......................  34

ARTICLE IX   TERMINATION; PAYMENT OF EXPENSES...............................  35

   9.1       Termination of Agreement and Abandonment of Merger.............  35
   9.2       Effect of Termination..........................................  36
   9.3       Amendment......................................................  36
   9.4       Extension; Waiver..............................................  36
   9.5       Fees and Expenses..............................................  36

ARTICLE X    ESCROW.........................................................  37

   10.1      Escrow Agreement...............................................  37
   10.2      Non Transferability of the Escrowed Funds......................  37
   10.3      Escrowed Funds.................................................  37
   10.4      Adjustments to Purchase Price..................................  38
   10.5      Escrow Committee...............................................  40

ARTICLE XI   FURTHER COVENANTS..............................................  41

   11.1      Account Receivable Collections.................................  41
   11.2      CompuCom to Cause CompuCom Subsidiary and
             Surviving Corporation to Perform...............................  41
   11.3      Directors' and Officers' Liability Insurance...................  41

ARTICLE XII  GENERAL........................................................  41

   12.1      Release of Information.........................................  41
   12.2      Notices........................................................  42
   12.3      Successors and Assigns.........................................  43
   12.4      Further Assurances.............................................  43
   12.5      Specific Performance...........................................  43
   12.6      Severability...................................................  44
   12.7      Entire Agreement...............................................  44
   12.8      Governing Law..................................................  44
   12.9      Certain Construction Rules.....................................  44
   12.10     Survival of Covenants, Representations and Warranties..........  44
   12.11     Counterparts...................................................  45

SCHEDULE 1.1   DEFINITIONS


EXHIBITS
--------

Exhibit A      Certificate of Merger

Exhibit B      Escrow Agreement

                         AGREEMENT AND PLAN OF MERGER


     AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of April 7, 1998, among CompuCom Systems, Inc., a Delaware corporation ("CompuCom"), CIC Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of CompuCom (the "CompuCom Subsidiary"), and Computer Integration Corp., a Delaware corporation ("CIC" and together with its wholly owned subsidiary CIC Systems, Inc., a Delaware corporation, collectively, the "Company").

                                   RECITALS:
                                   ---------

     A. The respective Boards of Directors of CompuCom, the CompuCom Subsidiary and the Company have each approved the merger of the CompuCom Subsidiary into the Company (the "Merger"), whereby (other than shares of Company Capital Stock (as hereinafter defined) owned directly or indirectly by the Company or by CompuCom, CompuCom Subsidiary or any wholly owned subsidiary of the Company or the CompuCom Subsidiary and Dissenting Shares (as defined in Section 3.2)), (i) each outstanding share of the Common Stock, par value $.001 per share, of the Company (the "Company Common Stock"), will be converted into the right to receive the Merger Consideration (as hereinafter defined), (ii) each outstanding share of the Series D, 9% Cumulative Convertible Redeemable Preferred Stock (the "Series D Preferred Stock") will be converted into the right to receive the Series D Merger Consideration (as hereinafter defined), and
(iii) each share of the Company's Series E, 9% Cumulative Convertible Redeemable Preferred Stock (the "Series E Preferred Stock") will be converted into the right to receive the Series E Merger Consideration (as hereinafter defined) (the Merger Consideration, the Series D Merger Consideration and the Series E Merger Consideration collectively, the "Consideration"), all upon the terms and subject to the conditions set forth in this Agreement. The Company Common Stock, the Series D Preferred Stock and the Series E Preferred Stock are hereinafter collectively referred to as the "Company Capital Stock." The Board of Directors of the Company has adopted resolutions recommending that the Company's shareholders approve the acquisition of all of the outstanding Company Capital Stock by the CompuCom Subsidiary pursuant to the Merger.

     B. CompuCom, the CompuCom Subsidiary and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     C. Simultaneously herewith, CompuCom, CompuCom Subsidiary and certain shareholders of the Company named therein (the "Selling Shareholders") are entering into a Stock Purchase Agreement (the "Stock Purchase Agreement") providing for the purchase by the CompuCom Subsidiary on the terms and subject to the conditions set forth in the Stock Purchase Agreement of each issued and outstanding share of Company Capital Stock held by the Selling Shareholders.

     NOW, THEREFORE, in consideration of the mutual agreements, representations and warranties contained herein, and subject to the conditions contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     1.1    Definitions.  As used in this Agreement, the terms set forth in
Schedule 1.1 shall have the respective meanings set forth therein.


                                  ARTICLE II

                                  THE MERGER

     2.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), in accordance with this Agreement and the Delaware General Corporation Law (the "DGCL"), the CompuCom Subsidiary shall merge with and into the Company and the separate existence and corporate organization of the CompuCom Subsidiary (except as may be continued by operation of law) shall cease and the Company shall survive the Merger as the surviving corporation (the "Surviving Corporation"). The Surviving Corporation shall succeed to and possess all the estates, properties (real, personal and mixed) rights, privileges, powers, franchises, immunities, purposes, and all and every other interest of, or belonging to, the Company or the CompuCom Subsidiary, all without further act or deed; and the Surviving Corporation shall be subject to all the debts, liabilities, obligations, restrictions, disabilities, penalties and duties of the Company and the CompuCom Subsidiary, all without further act or deed. CompuCom shall not assume any debts, liabilities, obligations, restrictions, disabilities, penalties or duties of the Company, the CompuCom Subsidiary or the Surviving Corporation.

     2.2 Closing. The Closing of the Merger (the "Closing") shall take place at the offices of Strasburger & Price, L.L.P., 901 Main Street, Dallas, Texas at 10:00 a.m., Dallas, Texas time, on a date to be specified by CompuCom or the CompuCom Subsidiary, which shall be no later than the third business day after satisfaction of the last to occur of the conditions set forth in Section 8.1, or at such other time and place or on such other date as CompuCom and the Company may agree. On the Closing Date, a Certificate of Merger substantially in the form of Exhibit A (which shall be completed as appropriate to reflect the terms of this Agreement) shall be executed, delivered, filed and recorded in accordance with the DGCL, unless otherwise agreed by the parties in writing.
The Merger shall become effective when such Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as the CompuCom Subsidiary and the Company shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

     2.3 Certificate of Incorporation and Bylaws of Surviving Corporation. From and after the Effective Time, the Certificate of Incorporation, as amended, of the CompuCom Subsidiary immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, until further amended in accordance with the DGCL. From and after the Effective Time, the Bylaws, as amended, of the CompuCom Subsidiary immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until further amended in accordance with the DGCL.

      2.4 Directors and Officers. The directors and officers of the CompuCom Subsidiary immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, with each to serve as such until his or her respective successor is duly elected and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or his or her earlier death, resignation or removal.

     2.5 Disclosure Schedule. The Company has prepared, executed and delivered to CompuCom as of the date of this Agreement, a partially completed disclosure schedule (the "Disclosure Schedule"), setting forth, among other things, certain information that, to the extent and as provided in this Agreement, qualifies certain representations and warranties of the Company made in this Agreement. The Disclosure Schedule will be arranged in sections corresponding to sections of this Agreement to be modified by the disclosures set forth in the Disclosure Schedule. Information contained in a Section or subsection of the Disclosure Schedule (or expressly incorporated therein) shall qualify only those representations and warranties of the Company made in the identically numbered Section or subsection of this Agreement, and shall not be deemed to qualify the representations or warranties made in any other Section or subsection. The Company shall complete the Disclosure Schedule and deliver the completed Disclosure Schedule to CompuCom on or before April 15, 1998. In addition to the termination provisions contained in Section 9.1, CompuCom shall have the right to terminate this Agreement within seven (7) business days following receipt of the completed Disclosure Schedule if the completed Disclosure Schedule reveals any fact, matter, claim or circumstance not disclosed by the Company to CompuCom prior to the execution of this Agreement which, in CompuCom's judgment could materially and adversely affect the Company.


                                  ARTICLE III

           CONVERSION OR CANCELLATION OF THE COMPANY'S CAPITAL STOCK

     3.1 Conversion or Cancellation of the Company's Capital Stock. Subject to the terms and conditions of this Agreement, on the Effective Time, by virtue of the Merger and without any action on the part of the CompuCom Subsidiary, the Company or the holder of any of the following securities:

            (a) Each share of the Company Common Stock issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares and shares canceled in accordance with Section 3.1(c), shall be converted into and represent the right to receive, without interest, the Merger Consideration Due at Closing plus the Merger Contingent Consideration to be deposited by CompuCom or CompuCom Subsidiary and held by the Escrow Agent in escrow as contingent consideration for distribution in full or in part to either the holders of the Company Common Stock or CompuCom based upon resolution of certain matters subject to adjustment pursuant to the Escrow Agreement described in Article X. The Merger Contingent Consideration, together with the Option and Warrant Merger Contingent Consideration as defined in Section 3.6(c), is hereinafter referred to as the "Contingent Consideration," and the Merger Consideration Due at Closing and the Merger Contingent Consideration are hereinafter collectively referred to as the "Merger Consideration."

                   (i) Each share of the Series D Preferred Stock issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares and shares canceled in accordance with Section 3.1(c), shall be converted into and represent the right to receive $100 in cash without interest thereon (such amount of cash referred to herein as the "Series D Merger Consideration").

            (b) Each share of the Series E Preferred Stock issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares and shares canceled in accordance with Section 3.1(c), shall be converted into and represent the right to receive $4,000 in cash without interest thereon (such amount of cash referred to herein as the "Series E Merger Consideration").

            (c) At the Effective Time, each share of the Company Capital Stock, if any, held in the Company's treasury and each share of the Company Capital Stock owned by the CompuCom Subsidiary, CompuCom or any direct or indirect wholly owned subsidiary of either of them at the Effective Time (including any owned by them as a result of a Closing under the terms of the Stock Purchase Agreement) shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

            (d) Each share of common stock of the CompuCom Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $.001 per share, of the Surviving Corporation.

     3.2    Dissenting Shares.

            (a) Shares of the Company Common Stock held by each shareholder who has not voted such shares in favor of the Merger, and shares of Series D Preferred Stock and Series E Preferred Stock, in each case, as to which appraisal shall have been duly demanded and perfected in accordance with Section 262 of the DGCL where the holder thereof has not effectively withdrawn or forfeited such right to such appraisal ("Dissenting Shares") shall not be converted into, represent the right to receive, or be exchangeable for the Consideration due with respect to such class of Capital Stock, unless such holder shall have forfeited such holder's right to appraisal under the DGCL or withdrawn, with the consent of the Company, such holder's demand for appraisal. If such holder has forfeited or withdrawn such holder's right to appraisal of Dissenting Shares, then, as of the Effective Time, or the occurrence of such event, whichever last occurs, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive, and be exchangeable for, the Consideration due with respect to such class of Capital Stock.

            (b) The Company shall give CompuCom (i) prompt written notice of any written demands for appraisal of any shares of Capital Stock of the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct and control all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of CompuCom, make any payment with respect to any demands for appraisal of Capital Stock of the Company or settle or offer to settle any such demands.

     3.3    Payment.

            (a) Prior to the Effective Time, CompuCom shall designate a bank, trust company or other entity reasonably satisfactory to the Company to act as the disbursing agent (the "Disbursing Agent") in effecting the exchange of the Consideration for certificates of shares of the Capital Stock to be converted in the Merger ("Certificates"). On or before the Effective Time, CompuCom or the CompuCom Subsidiary shall deposit with the Disbursing Agent cash sufficient to make the payments contemplated by Section 2.1 to be made to the holders of the Capital Stock whose shares are to be converted in the Merger, other than shares of Capital Stock canceled pursuant to Section 3.1(c) and other than the Contingent Consideration. In addition, at or prior to the Effective Time, the CompuCom Subsidiary shall deposit the Merger Contingent Consideration with the Escrow Agent as provided in Article X. As soon as practicable after the Effective Time, CompuCom shall cause the Disbursing Agent to send a notice and a transmittal form to each holder of record of shares of the Company Capital Stock whose shares are to be converted in the Merger, advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Disbursing Agent such holder's Certificates for exchange into the Consideration due with respect to the class of Capital Stock held by such holder. Each such holder, upon proper surrender of such Certificates to the Disbursing Agent together with and in accordance with such transmittal form, shall be entitled to receive in exchange therefor the Consideration deliverable in respect of the Capital Stock theretofore evidenced by the Certificates so surrendered, subject to any Taxes required to be withheld. Upon surrender of such Certificates to the Disbursing Agent, CompuCom shall cause the Disbursing Agent promptly to deliver the Consideration due with respect to the Capital Stock evidenced by such Certificates to the Person entitled thereto. Until properly surrendered, each such Certificate (other than Certificates representing Dissenting Shares) shall be deemed for all purposes to evidence only the right to receive the Consideration payable with respect to any class of Capital Stock multiplied by the number of shares of that class of Capital Stock represented by such Certificate. Until properly surrendered, holders of Certificates will not be entitled to payment of the Consideration to which they would otherwise be entitled. No interest will be paid or accrued on the cash payable upon the surrender of a Certificate. All costs and expenses of the Disbursing Agent shall be borne by CompuCom.

            (b) If the Consideration (or any portion thereof) is to be delivered to a Person other than the Person in whose name the Certificates surrendered in exchange therefor are registered, it shall be a condition to the payment of such Consideration that the Certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, that such transfer otherwise be proper and that the Person requesting such transfer pay to the Disbursing Agent any transfer or other Taxes payable by reason of the foregoing or establish to the satisfaction of the Disbursing Agent that such Taxes have been paid or are not required to be paid. Notwithstanding the foregoing, neither the Disbursing Agent nor any party hereto shall be liable to a holder of shares of Company Capital Stock for any Consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

            (c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Surviving Corporation will issue, in exchange for such lost, stolen or destroyed Certificate, the Consideration due with respect to the class of Capital Stock represented by such Certificate deliverable in respect thereof as determined in accordance with this
Article III.  When
authorizing such issue of the Consideration in exchange therefor, the Board of Directors of the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give the Surviving Corporation a bond in such sum as it may direct, or such other secured or unsecured indemnity agreement as such Board of Directors may require, as indemnity against any claim that may be made against the Surviving Corporation with respect to the Certificate alleged to have been lost, stolen or destroyed.

            (d) Promptly following the six-month anniversary of the Effective Time, the Disbursing Agent shall return to the Surviving Corporation all Consideration in its possession relating to the transactions described in this Agreement, and the Disbursing Agent's duty shall thereupon terminate. Thereafter, each holder of a Certificate may surrender such Certificate to the Surviving Corporation, in accordance with the procedures above, and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Consideration due with respect to the class of Capital Stock represented by such Certificate, without any interest thereon and subject to any Taxes required to be withheld.

     3.4 No Further Rights. From and after the Effective Time, holders of Certificates shall cease to have any rights as shareholders of the Company, except as provided herein or by law.

     3.5 Closing of the Company's Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of the Company Capital Stock shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Disbursing Agent, they shall be canceled and exchanged for the Consideration, as provided in this
Article III, subject to applicable law in the case of Dissenting Shares.

     3.6    Stock Options and Warrants.

            (a) The Company will (i) terminate, to the extent permitted by the terms thereof, the Company's 1994 Stock Option Plan, as amended (the "Company Option Plan"), immediately before the Effective Time, without prejudice to the rights of the holders of outstanding Options issued pursuant to the Company Option Plan, (ii) grant no additional Options after the date of this Agreement under the Company Option Plan and (iii) grant no other options, warrants, rights, convertible securities or other agreements or commitments pursuant to which the Company is required to issue any shares of its Capital Stock or any securities convertible into or exchangeable for its Capital Stock.

            (b) Promptly after Closing, each holder of a then outstanding vested Option or Warrant to purchase Company Common Stock heretofore granted, all as more particularly described in the Disclosure Schedule, will, upon consent of each such holder thereof, receive in settlement thereof, (a) a cash payment from the Company, if any, in an amount (the "Option and Warrant Merger Consideration") equal to the product of (i) the per share Merger Consideration Due at Closing, minus the per share exercise price of such Options or Warrants, multiplied by (ii) the total number of shares of Company Common Stock which the holder of each such Option or Warrant is entitled to purchase under such Option or Warrant, as provided above (the "Option and Warrant Shares") and a deposit by CompuCom or the CompuCom Subsidiary of the Merger Contingent Consideration for each Option and Warrant Share (the "Option and Warrant Merger Contingent Consideration") to be held in escrow as contingent consideration for distribution to the holders of

Options and Warrants of the Company or to be disbursed in whole or in part to the Surviving Corporation in accordance with the provisions of the Escrow Agreement; provided, however, that the amounts payable pursuant to Options and Warrants shall be reduced by any applicable federal and state withholding Taxes. Options and Warrants shall be surrendered and canceled at the Closing and, upon such surrender and cancellation, will be paid for by the Surviving Corporation on the business day next following the Closing. On or prior to Closing, the Company shall obtain from each holder of the Options and Warrants the written consent to the surrender and cancellation of all of such holder's Options and Warrants pursuant to this Section 3.6(b) and shall take all steps necessary to effect the surrender, cancellation and settlement of Options and Warrants pursuant to this Section 3.6(b).


                                  ARTICLE IV

                              REPRESENTATIONS AND
                           WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to CompuCom and the CompuCom Subsidiary as follows:

     4.1 Organization, Standing, etc. of the Company. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own its assets and to carry on its business as presently conducted and, except where the failure to qualify would not have a Material Adverse Effect, is duly qualified as a foreign corporation to do business in and is in good standing in each jurisdiction in which the character of the assets owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary. Section 4.1 of the Disclosure Schedule sets forth a true and complete list of (a) all jurisdictions where the Company is qualified to do business and (b) each business name which has been used by the Company since January 1, 1993 and the city and state in which the principal office of each such business was conducted since January 1, 1993. The Company has heretofore furnished to CompuCom true and complete copies of its Certificate of Incorporation and all amendments thereto to the date hereof and its Bylaws as presently in effect. The Company has all requisite corporate power and authority to execute and deliver, and perform its obligations under, this Agreement and to consummate the transactions contemplated hereby.

     4.2 Authorization and Execution. The execution and delivery of this Agreement and, subject to obtaining the requisite approval of the holders of the Company Common Stock, the performance by the Company of this Agreement, the Merger and the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. The Board of Directors of the Company, at meetings duly called and held, has (a) determined that the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of the shareholders of the Company, (b) approved this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, and (c) resolved to recommend that the Company's shareholders approve and adopt this Agreement, the Merger and the transactions contemplated hereby. Neither the holders of the Series D Preferred Stock nor the holders of the Series E Preferred Stock have the right to vote with respect to this Agreement, the Merger or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, assuming this Agreement is enforceable against CompuCom and the CompuCom Subsidiary.

     4.3 No Consents. Except as set forth in Section 4.4(b) and as set forth in Section 4.11(v) of the Disclosure Schedule, the execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby will not require any Consent or other action by or in respect of, or declaration or filing with, any other Person.

     4.4    Absence of Conflicts; Governmental Authorizations.

            (a) The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby will not (i) conflict with or result in any violation of any provision of the Company's Certificate of Incorporation or Bylaws, each as amended to date; (ii) except as set forth in
Section 4.4(a)(ii) of the Disclosure Schedule, conflict with, result in any violation or breach of, constitute a default under, give rise to any right of termination or acceleration (with or without notice or the lapse of time or both) pursuant to, or result in being declared void or voidable, any term or provision of any note, bond, mortgage, indenture, lease, license, Contract or other instrument to which the Company is a party or by which any of its or his properties or assets are or may be bound; (iii) violate any term of any Legal Requirement applicable to the Company or its or his properties or assets; or
(iv) result in the creation of, or impose on the Company the obligation to create, any Lien upon any properties or assets of the Company.

            (b) Except for applicable requirements, if any, of the Exchange Act (including the filing with the SEC of an information statement (the "Information Statement") relating to approval by the Selling Shareholders of the Merger by written consent), the premerger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Nasdaq SmallCap Market, the filing and recordation of appropriate merger documents as required by the DGCL, filings required pursuant to any state securities or "blue sky" laws and such other notices, reports or other filings the failure of which to be made would not, individually or in the aggregate, have a Material Adverse Effect on the Company or prevent or materially impair the consummation of the transactions contemplated hereby, the Company is not required to submit any notice, report or other filing to any Tribunal, domestic or foreign, in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

     4.5 Capitalization. The authorized capital stock of the Company consists of (a) 20,000,000 shares of Company Common Stock of which 14,046,010 shares are issued and outstanding, (b) 4,000,000 shares of Company Common Stock have been reserved for issuance upon the exercise of outstanding Options, (c) 355,000 shares of Company Common Stock have been reserved for issuance upon exercise of outstanding Warrants, (d) 40,000 shares of Series D Preferred Stock of which 19,036 shares are issued and outstanding, (e) 250 shares of Series E Preferred Stock of which 125 shares are issued and outstanding, and (f) no shares of Company Capital Stock are held in treasury. All of the outstanding shares of Company Capital Stock have been duly authorized and are validly issued, fully paid and nonassessable and free of preemptive rights. All of the issued shares of Company Capital Stock were issued, and to the extent purchased by the Company or transferred, have been so purchased or transferred, in compliance with all applicable Legal Requirements, including federal and state securities laws, and any preemptive rights and any other statutory or contractual rights of any shareholders of the Company. Except for the Options and the Warrants, there are no subscriptions, options, warrants, rights (including "phantom" stock rights), convertible securities or other agreements or commitments (contingent or otherwise) of any character (written or oral) pursuant to which the Company is required to issue any shares of its Capital Stock or any securities convertible into or exchangeable for its Capital Stock, or is otherwise required to give any Person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of shares of Company Capital Stock or any rights to participate in the equity or net income of the Company. Section 4.5 of the Disclosure Schedule sets forth the number and exercise price of all outstanding Options and Warrants. As of the Closing Date, there will be no outstanding subscriptions, options (other than the Options), warrants (other than the Warrants), rights or any other agreements or commitments of any kind or any convertible or exchangeable securities of the sort described in the immediately preceding sentence. Except as set forth on Section 4.5 of the Disclosure Schedule, there are not any shareholders' agreements, voting trusts or other agreements or understandings between or among shareholders or to which the Company is a party or by which it is bound with respect to the transfer or voting of any Capital Stock of the Company.

     4.6 SEC Reports and Financial Statements. The Company has filed with the SEC, and has heretofore made available to CompuCom true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it since June 30, 1995, under the Exchange Act or the 33 Act (such forms, reports, schedules, statements and other documents, including any financial statements or schedules included therein, are referred to as the "Company SEC Documents"). The Company SEC Documents, at the time filed, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the 33 Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Forms 10-Q and 8-K of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the financial position of the Company as at the dates thereof and the results of operations and cash flows for the periods then ended.

     4.7 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents filed and publicly available to the date of this Agreement (the "Company Filed SEC Documents"), and except as disclosed in the Company's financial statements dated as of June 30, 1997 audited by Ernst & Young LLP (the "Company 1997 Financial Statements"), a copy of which has been delivered to CompuCom by the Company, since June 30, 1997, the Company has conducted its business only in the ordinary course, and there has not then, occurred or arisen any change in, or any event (including, without limitation, any damage, destruction or loss whether or not covered by insurance), condition or state of facts of any character that individually or in the aggregate has or may be expected to have a Material Adverse Effect.

     4.8 Absence of Undisclosed Liabilities. Except as specifically reflected in the Company 1997 Financial Statements, there were as of the date of the Company 1997 Financial Statements no liabilities, Indebtedness or obligations (whether absolute or contingent, asserted or unasserted, due or to become due) against, relating to or affecting the Company that could, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Section 4.8 of the Disclosure Schedule, since the date of the Company 1997 Financial Statements, the Company has not incurred any liabilities, Indebtedness or obligations (whether absolute or contingent, asserted or unasserted, due or to become due) other than liabilities, Indebtedness and obligations incurred after such date in the ordinary course of business consistent with past practice and which would not, individually or in the aggregate, have a Material Adverse Effect.

     4.9 Accounts Receivable. All Accounts Receivable existing as of the date hereof arose out of bona fide business transactions in the ordinary course of business consistent with past practices (including regular credit practices). To the best knowledge of the Company, adequate reserves have been accrued and maintained in the Company 1997 Financial Statements and in the financial statements of the Company included in the Form 10-Q of the Company filed with the SEC for the quarterly period ended December 31, 1997, to provide for all doubtful accounts of, valid counterclaims or setoffs by, rebates, discounts and allowances to, and returns from, any customers of the Company, and such reserves were established in a manner consistent with the Company's collection experience in prior years. Each Account Receivable constitutes a legal, valid and binding account receivable. To the best knowledge of the Company, the Accounts Receivable in the aggregate, net of reserves, are collectible in accordance with the Company's regular collection practices and without recourse to legal proceedings. The Company has furnished CompuCom with a true and complete copy of its Accounts Receivable Aging Report, dated March 31, 1998.

     4.10 Tax Returns. Except as set forth in Section 4.10 of the Disclosure Schedule, with respect to all reporting periods applicable to the Company ended on or before the date hereof, the Company has accurately prepared and timely filed all returns and reports required by law, and has paid (or made adequate provision on its books for the payment of) all Taxes, fees and assessments determined to be owed in accordance therewith, when due or within prior extensions of time. Except as set forth in Section 4.10 of the Disclosure Schedule, none of the Company's federal or state tax returns or reports for tax periods ending after 1991 has been or is currently being audited by any taxing authority. Except as set forth in Section 4.10 of the Disclosure Schedule, to the best knowledge of the Company, there is no audit threatened or proposed by any taxing authority. There are no outstanding agreements, waivers or other arrangements extending the period of limitation applicable to any claim for, or the period for the collection or assessment of, any Tax due from the Company. Except as set forth in Section 4.10 of the Disclosure Schedule, to the best knowledge of the Company, there are no actual or proposed Tax adjustments or assessments against the Company or any basis for any such assessment, and all Tax liabilities have either been paid or are adequately provided for on the books of the Company. No closing agreement pursuant to Section 7121 of the Code or any similar provision of any state, local or foreign law has been entered into by or with respect to the Company. The Company is not a party to, is not bound by and does not have any obligation under any Tax sharing agreement or similar arrangement. The Company has paid or is withholding and will pay when due to the proper taxing authorities all withholding amounts required to be withheld through the date hereof with respect to all Taxes on income, unemployment, social security or other similar programs or benefits with respect to salary and other compensation of directors, officers and employees of the Company.

     4.11 Agreements, Contracts and Commitments. Sections 4.11(a) through 4.11(v) of the Disclosure Schedule, respectively, contain a true and complete list as of the date hereof of all material Contracts and other documents of the following types (for purposes of this Section 4.11, a Contract or other document described in subparagraphs (a) through (v) shall be deemed to be material if it meets the dollar threshold specified in the applicable subparagraph), written or oral, to which the Company is a party or by which the business or any of the assets of the Company are bound as of the date hereof (true and complete copies or, if none, written descriptions, of which have been provided or made available to CompuCom, together with all exhibits, amendments or modifications thereto):

            (a) all notes, loans, credit agreements, letters of credit, mortgages, guarantees, surety or indemnification agreements, indentures, security agreements and other Contracts and instruments (i) relating to the borrowing of money by or on behalf of, or the extension of credit to, the Company, (ii) evidencing any Indebtedness or other liabilities of the Company or the guarantee by the Company of the Indebtedness or other liabilities of any other Person, or (iii) evidencing any keep-well or similar obligations of the Company with respect to any other Person;

            (b) all Contracts or other instruments evidencing, creating or suffering to exist any Liens of any kind on the properties and assets of the Company;

            (c) all licenses or permits from any Tribunal required to conduct the business of the Company as presently conducted;

            (d) all employment, agency, consultation, severance and collective bargaining Contracts, including, without limitation, Contracts to employ, and other Contracts with, (i) any present officer, director, employee, agent, consultant or other similar representative of the Company or (ii) any former officer, director, employee, agent, consultant or similar representative of the Company that left the employ or engagement of the Company within the preceding 12 months and to whom the Company has any continuing payment obligations;

            (e) all sales, agency, representatives, broker, finders, franchise, dealers or distributorship Contracts;

            (f) all Contracts, orders or commitments for the purchase by the Company of raw materials, supplies, finished products or any other properties and assets (excluding inventory for resale) in an amount exceeding $50,000;

            (g) all Contracts, orders or commitments for the disposition of or license, sale or lease to customers or any other Persons of products or services (including, without limitation, any item of Software and any related maintenance or support services) or any other properties or assets of the Company in an amount exceeding $100,000 individually or $500,000 in the aggregate, with specific designation of those Contracts, orders or commitments that are not evidenced by form Contracts previously provided to CompuCom;

            (h) all noncompetition, nondisclosure, confidentiality and similar Contracts, other than those that were entered into in the ordinary course of business consistent with past practice which contain any covenant, provision or obligation limiting in any manner whatsoever (whether during any particular period of time from and after the Closing Date, in certain geographic areas or otherwise) the ability of (i) the Company, or any of the employees of the Company, to engage in any line of business, to compete with any Person or to obtain from, or provide to, any Person any products or services or
(ii) any Person to compete with or provide products or services to the Company;

            (i) all Contracts or commitments that provide for the provision of any goods, or the rendition of any services, to the Company and that are not terminable on notice of 30 days or less without penalty or premium other than customary maintenance agreements relating to computer equipment or Software used by the Company, the terms of which contain no liabilities (other than to pay for the maintenance services) or material obligations;

            (j) all Contracts or commitments for capital expenditures relating to the business of the Company in an amount in excess of $25,000 for any single item;

            (k) all partnership, joint venture, profit sharing or similar Contracts;

            (l) all leases or subleases of real property used in the Company's business, operations and affairs, and all other leases, subleases or rental or use Contracts that involve a consideration or expenditure of more than $50,000 for the entire term thereof;

            (m) all Contracts or arrangements (including, without limitation, those relating to allocations of expenses, personnel, services, equipment or facilities) between or among the Company on the one hand and any Affiliates of the Company on the other;

            (n) all Contracts or commitments that involve a consideration or expenditure of more than $50,000 for the entire term thereof;

            (o) all Contracts pursuant to which the Company may have granted, or agreed to grant, to another Person exclusive rights with respect to any goods or services, items of Software or territory;

            (p) all outstanding proxies, powers of attorney or similar delegations of authority of the Company;

            (q) all Contracts pursuant to which the Company may have granted, or agreed to grant (whether or not any requirement such as the giving of notice, the lapse of time or the happening of any further condition, event or act has been satisfied), to another Person the right to sublicense or transfer any Software;

            (r) all Contracts pursuant to which the Company or any of its Affiliates may have delivered to another Person, or granted or agreed to grant (whether or not any requirement such as the giving of notice, the lapse of time or the happening of any further condition, event or act has been satisfied) to another Person the rights to obtain, any source code to any Software (including, without limitation, any source code escrow Contract);

            (s) all Contracts pursuant to which the Company or any of its Affiliates may have delivered to another Person, or granted or agreed to grant (whether or not any requirement such as the giving of notice, the lapse of time or the happening of any further condition, event or act has been satisfied) to another Person the rights to obtain, any Software "keys" allowing access to additional modules or programs of any Software;

            (t) all performance bonds posted by the Company or any of its Affiliates;

            (u)    to the extent not required to be disclosed elsewhere in this
Section 4.11, all Contracts not entered into in the ordinary course of business consistent with past practice;

            (v) all Contracts and commitments requiring the Consent of, or the waiver by, any suppliers, distributors, customers, licensees, licensors, insurers or other Persons in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby on the part of the Company.

     Each Contract disclosed or required to be disclosed pursuant to any clause of Section 4.11 is in full force and effect, constitutes a legal, valid and binding obligation of the Company and, to the best knowledge of the Company, the other parties thereto, and is enforceable against each of them in accordance with its terms. Except for obtaining the Consents required under any of the Contracts set forth in Section 4.11(v) of the Disclosure Schedule, the terms of each such Contract allow the succession of the Company by the Surviving Corporation as party thereto (and on the Effective Time, the Surviving Corporation will so succeed the Company) pursuant to the transactions contemplated hereby without requiring any payment to any Person or any waiting period, payment of any charge, fee or expense or any notice to any Person, including, without limitation, any transfer fee, relicensing fee or other fee with respect to Software. Except in the case of any Contracts as to which Consent is required as disclosed in Section 4.11(v) of the Disclosure Schedule or as otherwise disclosed in Section 4.11 of the Disclosure Schedule, the enforceability of each Contract disclosed or required to be disclosed pursuant to any clause of Section 4.11, and the enjoyment of all the rights and benefits thereunder, will not be affected in any manner by the execution and delivery of this Agreement, the performance by the parties of their obligations hereunder and the consummation of the transactions contemplated hereby. Except as set forth in Section 4.11 of the Disclosure Schedule, neither the Company nor, to the best knowledge of the Company, any other party to any such Contract is in breach or default thereunder, no notice of default, defense, offset, counterclaim, termination, cancellation or acceleration has been received by any party thereto in connection therewith and, to the best knowledge of the Company, no event has occurred that would constitute a breach, violation or default or give rise to any right of offset, counterclaim, termination, cancellation or acceleration thereunder (with or without notice or lapse of time or both). The Company does not have any present expectation or intention of not fully performing any such Contract substantially in accordance with its terms. The Company does not know or have reason to know of any threat to cancel, or not to renew or extend, any such Contract by any party thereto. There are no material disputes with respect to any such Contract. The Company has furnished CompuCom with a true and complete list of all outstanding bids involving amounts exceeding $500,000 for new business or prospects submitted by the Company or any of its Affiliates.

     4.12 Intellectual Property.

          (a) General. (i) Section 4.12(a)(i) and Section 4.12(b)(i) of the Disclosure Schedule set forth a true and complete list of all items of Intellectual Property (A) which are owned by the Company and (B) which also are used or held for use in the business and operations of the Company (collectively, the "Owned IP"), except for Trade Secrets and Miscellaneous Software Components. To the best knowledge of the Company, all trademark registrations and copyright registrations which are part of the Owned IP are in good standing, are valid and subsisting, and are in full force and effect in accordance with their terms; (ii) Section 4.12(a)(ii) and Section 4.12(b)(ii) of the Disclosure Schedule set forth a true and complete list of all items of Intellectual Property (A) which the Company does not own, but in which the Company has a right or rights (by license or otherwise), and (B) which also are used or held for use in the business and operations of the Company (collectively, the "Not-Owned IP"), except for Trade Secrets and Miscellaneous Software Components. The right of the Company to use the Not-Owned IP in the business and operations of the Company is solely evidenced by the written license agreements or other Contracts set forth in Section 4.12(a)(ii) and
Section 4.12(b)(ii) of the Disclosure Schedule; (iii) the development, license, use, sale, distribution and modification of the Owned IP by the Company in connection with the business and operations of the Company, and, to the best knowledge of the Company, the license, use, sale, distribution and modification of the Not-Owned IP by the Company in connection with the business and operations of the Company, has not infringed on or otherwise violated the rights of any other Person or constituted an unlawful disclosure, use or misappropriation of the right or rights of any other Person. The continued and future license, use, sale, distribution or modification of the Owned IP and the Not-Owned IP by the Surviving Corporation, shall not constitute an infringement or other violation of the rights of any other Person or constitute an unlawful disclosure, use or misappropriation of the right or rights of any other Person (other than to the extent resulting from material changes to the Owned IP or the Not-Owned IP, as the case may be, made by the Surviving Corporation or other Persons after the Closing Date). The Company is not in violation of, or in default (with or without notice or lapse of time or both) under, any Contract or other Legal Requirement relating to the Company IP; (iv) (A) There is no action, suit, inquiry, formal or informal complaint, investigation or other proceeding that is pending, or to the best knowledge of the Company, threatened, with respect to, (B) to the best knowledge of the Company, there is no presently existing factual basis that is reasonably likely to result in any action, suit, inquiry, formal or informal complaint, investigation or proceeding contesting, and (C) there is no outstanding Order concerning, (X) any right of the Company to develop, license, use, sell, distribute or modify the Owned IP or (Y) any right under a Contract or any other right of the Company to license, use, sell, distribute or modify the Not-Owned IP; (v) The Company has the right, which (subject to the expiration of copyrights and patents by operation of law or the loss of Trade Secrets as a result of actions taken by other Persons) is non-terminable and not subject to expiration or revocation, to develop, license, control or regulate the use of, sell, distribute and modify the Owned IP without any valid legal or equitable claim by, or payment or other obligation owing to, or Consent from, any Person. The Surviving Corporation will retain at the Effective Time all of such rights on the same basis and geographic scope as that enjoyed by the Company immediately prior to the Effective Time, without any diminution or alteration as a result of the Merger; (vi) except as set forth in
Section 4.12(a)(vi) of the Disclosure Schedule (and subject only to the express terms of those Contracts that are referred to in Section 4.12(a)(ii) and Section 4.12(b)(ii) of the Disclosure Schedule to the extent that true and complete copies have been provided to CompuCom), the Company has the right, which is non-terminable and not subject to expiration or revocation, to license, use, sell, distribute or modify the Not-Owned IP without any valid legal or equitable claim by, or payment or other obligation owing to, any other Person. The Surviving Corporation will retain at the Effective Time all of such rights on the same basis or geographic scope as that enjoyed by the Company immediately prior to the Effective Time, without any diminution or alteration as a result of the Merger. Section 4.12(a)(vi) of the Disclosure Schedule sets forth a true, complete and correct list of all Consents required to permit the Surviving Corporation to license, use, sell, distribute and modify the Not-Owned IP on the same basis and geographic scope as that enjoyed by the Company immediately prior to the Effective Time, without any diminution or alteration as a result of the Merger; (vii) Except as set forth in Section 4.11(g) of the Disclosure Schedule, the Company has not granted or obligated itself to grant to any Person any outstanding license, option or other right to develop, license, sell, distribute or modify (including, without limitation, any rights under any source code escrow Contract) in any manner, in whole or in part, any of the Owned IP or Not-Owned IP. No Person has either asserted any right to develop, license, use, sell, distribute or modify the Owned IP except in accordance with a license or other Contract set forth in Section 4.11(g) of the Disclosure Schedule, or offered to grant the Company a license or any other right of use with respect to the Owned IP. The Company is under no obligation to compensate any Person for any development, license, use, sale, distribution or modification of any of the Owned IP. To the best knowledge of the Company, no Person, other than the Company, has either applied for any patent or registered any claim to copyright with respect to any part of the Owned Software; and (viii) to the best knowledge of the Company, (A) none of the Owned IP has been infringed by any Person, and
(B) none of the Owned IP is being used by any Person except pursuant to a Contract set forth in Section 4.11(g) of the Disclosure Schedule.

          (b) Software. (i) Section 4.12(b)(i) of the Disclosure Schedule sets forth a true and complete list of all items of Software other than Miscellaneous Software Components (A) which are owned by the Company and (B) which are also used or held for use or under development in the business and operations of the Company (the "Owned Software"). The Owned Software shall include without limitation all earlier or predecessor versions of any of such Software; (ii)
Section 4.12(b)(ii) of the Disclosure Schedule sets forth a true and complete list of all items of Software other than Miscellaneous Software Components (A) which the Company does not own but in which the Company has a right or rights (by license or otherwise), and (B) which also are used or held for use in the business and operations of the Company, other than licenses for generally available commercial Software used on personal computers having an individual acquisition cost of $1,000 or less (the "Not-Owned Software"); (iii) all Owned Software licensed to third parties (excluding, however, any Owned Software currently being tested at any beta site, defined as such in the applicable license Contract to the third parties) substantially conforms to all published specifications therefor and to all technical and other written materials provided by the Company to a licensee in connection with such Owned Software;
(iv) to the best knowledge of the Company, the Owned Software contains no material operating defects and provides services and generates documentation that complies in all material respects with applicable Legal Requirements.

          (c) Development and Protection of the Owned IP. (i) The Owned Software consists exclusively of (A) "works made for hire" as that term is used in Title 17 of the United States Code, and the Company is considered the author of each of such works, and (B) works developed by independent contractors or consultants engaged by the Company or a predecessor in interest to the Company which have assigned to the Company their entire right, title and interest in and to the work or works produced, including, without limitation, all copyright and other intellectual property rights therein pursuant to a valid and enforceable written Contract; (ii) the Company has taken all reasonable measures to protect in all material respects the confidential and proprietary nature of the Trade Secrets and the source code, object code and access codes for the Owned Software and the Not-Owned Software (the "Confidential Software"). All employees, agents, consultants, distributors and licensees of the Company who have had access to any of the Trade Secrets or Confidential Software (including, without limitation, any of the source code for the Owned Software) have been put on written notice of the confidential and proprietary nature of the Trade Secrets and the Confidential Software and have been required to enter into a written agreement ("Confidentiality Contract") with the Company acknowledging the confidential nature of and agreeing not to disclose the Trade Secrets or Confidential Software other than as permitted by such Confidentiality Contract. Each Confidentiality Contract is in full force and effect, constitutes a legal, valid and binding obligation of each such Person that is a party thereto, and is enforceable in accordance with its terms. The Trade Secrets and Confidential Software are not and have not been a part of the public knowledge or literature. The Company has not disclosed, divulged or otherwise provided access to any part of the source code for the Owned Software other than to Persons that have entered into written Confidentiality Contracts with the Company. To the best of knowledge of the Company, no Person that is a party to a Confidentiality Contract or a Contract relating to Intellectual Property with the Company is in breach or default thereunder; (iii) To the best knowledge of the Company, all Know-How material to the Software of the Company has been reduced to writing. Such descriptions explain such Know-How and enable its intended use by the Surviving Corporation. To the best knowledge of the Company, the Company has taken all reasonable measures to protect in all material respects the confidential and proprietary nature of the information related to the business strategy, finances, marketing plans or employees of the Company which has not been published and is not generally known to the public; (iv) to the best knowledge of the Company, no employee is in violation of any confidentiality Contract with any former employer or business associate. Section 4.12(c)(iv) of the Disclosure Schedule sets forth a list of all key employees who have signed Confidentiality Contracts with former employers or business associates.

     4.13 Litigation. Except as set forth in Section 4.13 of the Disclosure Schedule, there is no action, suit, inquiry, formal or informal complaint, investigation or other proceeding that is pending or, to the best knowledge of the Company, threatened, involving the Company, its properties or assets, or any of its directors, officers or agents (in their capacities as such), at law or in equity, in or before any Tribunal. To the best knowledge of the Company, there is no presently existing factual basis that is reasonably likely to result in any such action, suit, inquiry, formal or informal complaint, investigation or other proceeding.

     4.14 Compliance with Legal Requirements.

          (a) The Company is not in material violation of, or default under (or with or without notice or lapse of time or both, would be in violation of, or default under), and has not received any notice alleging any such violation or default under, any provision of its Certificate of Incorporation or Bylaws or any term or provision of any note, bond, mortgage, indenture, lease, license, Contract or other instrument to which it is a party or by which any of its properties or assets are or may be bound. Except as set forth in Section 4.14(a) of the Disclosure Schedule, to the best knowledge of the Company, the Company is not, and has not been, in violation of, or default under (or with or without notice or lapse of time or both, would be in violation of, or default under), and has not received any notice alleging any such violation or default under, any provision of any Legal Requirement applicable to it or its properties or assets that could have a Material Adverse Effect.

          (b) Without limiting the generality of Section 4.14(a), the Company has not received, and does not have any knowledge of any information which would indicate that the Company will or may receive, written notice from any Tribunal that the Company (i) does not possess all permits, licenses and other authorizations, or has not filed all environmental notices, which are required under applicable Environmental Laws, (ii) is in conflict with or in default or violation of any terms and conditions of the required permits, licenses and authorizations or of any notice filing requirements or (iii) is in conflict with or in default or violation of any Environmental Laws. There is not, and as of the Effective Time there will not be, any condition, event, fact, circumstance or other matter existing or occurring which does or reasonably may be expected to (x) interfere with, or prevent compliance or continued compliance with any Environmental Laws in connection with, the ownership, use or operation by the Company of any of its properties or assets, (y) require any reporting, assessment or remedial action of any kind under Environmental Laws in connection with the ownership, use or operation by the Company of any of its properties or assets or (z) give rise to any common law or legal liability under Environmental Laws, including, without limitation, CERCLA, or any similar Legal Requirements in connection with the ownership, use or operation by the Company of any of its properties or assets.

          (c) The Company is in material compliance with and has complied with, in all material respects, the requirements of the Americans with Disabilities Act.

          (d) The Company is not presently subject to any outstanding Order from any Tribunal under any Legal Requirement, nor is the Company subject to any outstanding claims, Liens, judicial or administrative proceedings or investigations arising under any Legal Requirement.

          (e) To the best knowledge of the Company, there is no proposed Legal Requirement that could have a Material Adverse Effect.

     4.15 Employee Benefit Plans.

          (a) Schedule 4.15(a)(i) of the Disclosure Schedule hereto sets forth a true and complete list of: (i) all "Employee Benefit Plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and any other employee benefit arrangements or payroll practices (including, without limitation, severance pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation and stock purchase arrangements or policies) maintained by the Company or to which the Company contributes or is obligated to contribute with respect to employees of the Company (collectively, the "Employee Benefit Plans"), and, in a separate category, all Employee Benefit Plans which are "pension plans" (as defined in Section 3(2) of ERISA ("Pension Plans")).
Section 4.15(a)(ii) of the Disclosure Schedule sets forth the name, title, current salary rate (including bonus and commissions), and current base salary rate of the 10 most highly compensated present employees of the Company. There is no trade or business (whether or not incorporated) which is under common control, or treated as a single employer, with the Company under Section 414 of the Code. No Employee Benefit Plans cover persons employed outside of the United States. No Pension Plans are subject to Section 4063 or 4064 of ERISA (collectively, the

"Multiemployer Plans"). No Employee Benefit Plans that are welfare plans as defined in Section 3(1) of ERISA provide benefits after termination of employment (other than as required by Section 4980B of the Code and at the former employee's own expense). No Employee Benefit Plan is a "defined benefit plan" as defined in Section 3(35) of ERISA.

          (b) Each of the Employee Benefit Plans intended to qualify under
Section 401 of the Code (collectively, the "Qualified Plans") so qualifies, and nothing has occurred with respect to the operation of any such plan which could cause the loss of such qualification or the imposition of any material liability, penalty or tax under ERISA or the Code. Any entity maintained or contributed to by the Company and which is intended to be an association described in Section 501(c)(9) of the Code is exempt from federal income Tax under Section 501(a) of the Code.

          (c) To the best knowledge of the Company, all contributions and premiums required by law or by the terms of each Employee Benefit Plan or any agreement relating thereto have been timely made (without regard to any waivers granted with respect thereto).

          (d) There has been no "reportable event," as that term is defined in
Section 4043 of ERISA and the regulations thereunder, with respect to any of the Qualified Plans which would require the giving of notice, or any event requiring notice to be provided, under Section 4063(a) of ERISA.

          (e) There has been no violation of ERISA that could result in a material liability with respect to the filing of applicable returns, reports, documents or notices regarding any of the Employee Benefit Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such notices or documents to the participants or beneficiaries of the Employee Benefit Plans.

          (f) Except as set forth in Section 4.15(f) of the Disclosure Schedule, true and complete copies of the following documents, with respect to each of the Employee Benefit Plans (as applicable) have been delivered by the Company to
CompuCom: (i) any plans and related trust documents, and all amendments thereto,
(ii) the most recent Forms 5500 and schedules thereto, (iii) the most recent summary plan description, and (iv) written descriptions of all non-written agreements relating to the Employee Benefit Plans.

          (g) There are no pending Legal Proceedings which have been asserted or instituted against any Employee Benefit Plan, the assets of any such plan or the Company, or the plan administrator or fiduciary of any Employee Benefit Plan with respect to the operation of any such plan (other than routine, uncontested benefit claims), and there are no facts or circumstances which could form the basis for any such Legal Proceeding. Neither the Company nor to the best knowledge of the Company any fiduciary of any plan which is not a Multiemployer Plan has engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Code.

          (h) To the best knowledge of the Company, each of the Employee Benefit Plans has been maintained and administered, in all material respects, in accordance with its terms and all provisions of applicable Legal Requirements. To the best knowledge of the Company, all amendments and actions required to bring each of the Employee Benefit Plans into conformity with all of the applicable provisions of ERISA and other applicable Legal Requirements have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date and are disclosed in Schedule 4.15(h) of the Disclosure Schedule.

          (i) Each Employee Benefit Plan complies in all material respects with all applicable requirements of (i) the Age Discrimination in Employment Act of 1967, as amended, and the regulations thereunder; (ii) Title VII of the Civil Rights Act of 1964, as amended, and the regulations thereunder; (iii) the health care continuation provisions of COBRA; and (iv) the Medicare Secondary Payor Provisions of Section 1862(b) of the Social Security Act.

          (j) Except as set forth in Section 4.15(j) of the Disclosure Schedule, the Company is not a party to any agreement, contract or arrangement that would result in the payment of any "excess parachute payments" within the meaning of
Section 280G of the Code.

          (k) Except as set forth in Section 4.15(k) of the Disclosure Schedule, the Company will not have, by reason of the transaction contemplated by this Agreement, any obligation to make any payment to any employee pursuant to any Employee Benefit Plan.

     4.16 Absence of Labor Difficulties. The Company is not a party to any labor union or collective bargaining agreement. There is no labor union or organizing activity pending or, to the best knowledge of the Company, threatened with respect to the Company or its business. To the best knowledge of the Company, the Company is not engaged in any unfair labor practice. There is no unfair labor practice complaint against the Company pending before the National Labor Relations Board or any other agency. There is no labor strike, dispute, slowdown or stoppage pending or, to the best knowledge of the Company, threatened against or involving the Company. No grievance or other labor dispute or proceeding or any arbitration proceeding arising out of or under any collective bargaining or other employee agreement is pending or, to the best knowledge of the Company, threatened against the Company. The Company is not aware of any other actual or potential labor problem which could have a Material Adverse Effect.

     4.17 Customers. Section 4.17 of the Disclosure Schedule sets forth each customer or group of affiliated customers accounting for 5% or more of the revenue of the Company during the twelve-month period ended February 28, 1998. Except as disclosed in Section 4.17 of the Disclosure Schedule, no customer or group of affiliated customers listed in Section 4.17 of the Disclosure Schedule has terminated or, to the best knowledge of the Company, has, in writing or by an express oral statement, threatened to terminate or advised it will terminate its relationship with the Company.

     4.18 Assets Necessary to Business. The properties and assets owned or leased by the Company (all of which, after the Effective Time, will be owned or leased by the Surviving Corporation) are sufficient to carry on the business and operations currently conducted by the Company. Except as set forth in Section
4.18 of the Disclosure Schedule, all such properties and assets are fit for the purposes for which they are presently being used in the business and operations of the Company and are in good operating condition and repair. Except as set forth in Section 4.18 of the Disclosure Schedule, the transactions contemplated hereby will not deprive the Company (or, after the Effective Time, the Surviving Corporation) of the benefits of any properties or assets used, or available for use, in its business or operations or of the benefits of any rights relating thereto

(whether by reason of a violation of the terms of any Contract or commitment or a failure to obtain any Consent from any Tribunal or any other Person or for any other cause) or the imposition of any liabilities on the Company or any other Person.

     4.19 Licenses and Permits.

          (a) Except as set forth in Section 4.19(a) of the Disclosure Schedule, the Company owns or validly holds all material licenses, franchises, privileges, Consents, exemptions, certificates, registrations, orders and similar documents and instruments that are required by any Legal Requirement in connection with the conduct of the business and operations of the Company as currently conducted.

          (b) All such licenses, franchises, privileges, Consents, exemptions, certificates, registrations, orders and similar documents and instruments are valid, binding and in full force and effect, and to the best knowledge of the Company, no proceeding is pending or, to the best knowledge of the Company, threatened for the revocation of any such license, franchise, privilege, permit, Consent, exemption, certificate, registration, order or similar document or instrument, and to the best knowledge of the Company, there are no presently existing factual bases therefor that are reasonably likely to result in any such revocation.

          (c) All such licenses, franchises, privileges, Consents, exemptions, certificates, registrations, orders and similar documents and instruments will, upon consummation of the transactions contemplated by this Agreement, be valid, binding and in full force and effect on identical terms and conditions, which terms and conditions will, upon consummation of the transactions contemplated by this Agreement, permit the conduct of the business and operations of the Company, in substantially the same manner as prior to the date hereof.

     4.20 Title to Properties. Except as provided pursuant to the express provisions of the Contracts set forth in Section 4.11(b) of the Disclosure Schedule, the Company has good, valid and indefeasible title to all properties and assets owned by it and valid leasehold or license interests in all properties and assets leased by it (whether real, personal or mixed), in each case free and clear of all Liens of any kind. As of the date hereof, the Company does not own in fee simple any real property used, or available for use, in its business or operations. All leases of properties or assets (whether real, personal or mixed) used by the Company in its business and operations are valid, subsisting and effective in accordance with their terms and the Company enjoys peaceful possession of all such properties and assets. All improvements and fixtures constituting a part of any real property leased by the Company are in good operating condition and repair and are suitable for their current uses. To the best knowledge of the Company, no improvement constituting a part of such real property encroaches upon any real property of any other Person.

     4.21 Insurance. The properties and assets of the Company that are of an insurable character are insured against loss or damage by fire or other risks.
Schedule 4.21 of the Disclosure Schedule sets forth a true and complete description of the policies of insurance presently in force, specifying with respect to each such policy the name of the insurer, type of coverage, term of policy, deductible amount, limits of liability and annual premium. All such insurance is in full force and effect and is maintained with reputable insurance companies and associations. To the best knowledge of the Company, there are no circumstances existing that would enable such insurers to avoid liability under the policies issued by them. There are no Persons other than the Company having an interest under such policies. All such policies are in full force and effect, and the Company has received no notice of cancellation or termination with respect to any such policy. Premiums in respect of each such insurance policy are fully paid to the date hereof. The insurance coverage provided by such policies of insurance will not in any respect be affected by, and will not terminate or lapse by reason of, the transactions contemplated by this Agreement. At no time since January 1, 1995 has any insurance company or association canceled or reduced any insurance coverage covering any of the properties or assets of the Company or given any notice or other indication of its intention to cancel or reduce any such coverage. The loss of any properties or assets of the Company not covered by insurance would not have a Material Adverse Effect.

     4.22 Books and Records. The minute books and records of the Company contain a true, complete and correct record of all actions taken at all meetings and by all written consents in lieu of meetings of the Board of Directors, or any committees thereof, and shareholders of the Company. To the best knowledge of the Company, the stock ledger and related stock transfer records of the Company contain a true, complete and correct record of the original issuance, transfer and other capitalization matters of the capital stock of the Company. The accounting, financial reporting, tax and business books and records of the Company (a) accurately and fairly reflect in all material respects the business and condition of the Company and the transactions and the assets and liabilities of the Company with respect thereto, and (b) have been maintained in all material aspects in accordance with good business and bookkeeping practices. Without limiting the generality of the foregoing, the Company has not engaged in any transaction with respect to its business or operations, maintained any bank account therefor or used any funds of the Company in the conduct thereof except for transactions, bank accounts and funds that have been and are reflected in the normally maintained books and records of the business.

     4.23 Absence of Certain Business Practices. To the best knowledge of the Company, neither the Company nor any of its Affiliates, directors, officers, employees or agents has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, competitor or governmental employee or official (domestic or foreign) that (i) could subject the Company to any material damage or penalty in any civil, criminal or governmental litigation or proceeding, or (ii) if not given in the past, could have had a Material Adverse Effect.

     4.24 Bank Accounts. Section 4.24 of the Disclosure Schedule sets forth a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship, and a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of the Company authorized to transact business with respect thereto.

     4.25 Default. Since January 1, 1995, no Indebtedness of the Company has been the subject of a notice of acceleration of the maturity of such Indebtedness. The Company is not in default under Indebtedness such as would permit the acceleration thereof.

     4.26 No Subsidiaries. Except as set forth in Section 4.26 of the Disclosure Schedule, the Company has no subsidiaries and does not control (directly or indirectly, through the ownership of securities, by Contract, by proxy, alone or in combination with others, or otherwise) any corporation, partnership, business organization or other Person. The Company does not have any equity interest in any Person.

     4.27 No Broker's or Finder's Fees. No broker, investment banker, financial advisor or other person, other than J.C. Bradford & Co., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of the Company.

     4.28 Opinion of Financial Advisor. The Company has received the opinion of J.C. Bradford & Co. to the effect that, as of that date, the consideration to be received in the Merger or pursuant to the Stock Purchase Agreement by the holders of Company Common Stock is fair from a financial point of view, and a complete and correct signed copy of such opinion has been, or promptly upon receipt thereof will be, delivered to CompuCom.

     4.29 Information Supplied.   None of the information supplied or to be
supplied by the Company specifically for inclusion or incorporation by reference in the Information Statement, will, at the time the Information Statement is first mailed to the Company's shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Information Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by CompuCom or the CompuCom Subsidiary specifically for inclusion or incorporation by reference therein.


                                   ARTICLE V

                        REPRESENTATIONS AND WARRANTIES
                    OF COMPUCOM AND THE COMPUCOM SUBSIDIARY

     CompuCom and the CompuCom Subsidiary, jointly and severally, hereby represent and warrant to the Company as follows:

     5.1 Organization, Standing, etc., of CompuCom. CompuCom is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own its assets and to carry on its business as presently conducted. CompuCom has all requisite corporate power and authority to execute and deliver, and perform its obligations under, this Agreement and to consummate the transactions contemplated hereby.

     5.2  Organization, Standing, etc., of CompuCom Subsidiary.

          (a) The CompuCom Subsidiary is a newly formed corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own its assets and to carry on its business as presently conducted. The CompuCom Subsidiary has all requisite corporate power and authority to execute and deliver, and perform its obligations under, this Agreement and to consummate the transactions contemplated hereby.

          (b) At the Effective Time, the duly authorized capital stock of the CompuCom Subsidiary will consist of 1,000 shares of common stock, $.001 value, 1,000 shares of which will be validly issued, fully paid and nonassessable and owned of record and beneficially by CompuCom. There are no outstanding options, warrants or other rights to subscribe for or purchase capital stock (or securities convertible into or exchangeable for capital stock) of the CompuCom Subsidiary. The CompuCom Subsidiary has not engaged in any activities other than as contemplated by the terms of this Agreement.

      5.3 Authorization and Execution. The execution and delivery of this Agreement and the performance of each of CompuCom and the CompuCom Subsidiary of this Agreement and the consummation by each of them of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of CompuCom and the CompuCom Subsidiary. This Agreement has been duly and validly executed and delivered by each of CompuCom and the CompuCom Subsidiary and constitutes a legal, valid and binding agreement of each of CompuCom and the CompuCom Subsidiary enforceable against CompuCom and the CompuCom Subsidiary, as applicable, in accordance with its terms, assuming this Agreement is enforceable against the Company.

      5.4 Absence of Conflicts; Governmental Authorizations.

          (a) The execution and delivery by each of CompuCom and the CompuCom Subsidiary of this Agreement, the performance by each of them of their respective obligations hereunder and the consummation by each of them of the transactions contemplated hereby will not (i) conflict with or result in any violation of any provision of the Certificate of Incorporation or Articles of Incorporation of CompuCom or the CompuCom Subsidiary, as applicable, or the Bylaws of CompuCom or the CompuCom Subsidiary, each as amended to date; (ii) conflict with, result in any violation or breach of, constitute a default under, give rise to any right of termination or acceleration (with or without notice or the lapse of time or both) pursuant to, or result in being declared void or voidable, any term or provision of any note, bond, mortgage, indenture, lease, license, Contract or other instrument to which CompuCom or the CompuCom Subsidiary is a party or by which any of their respective properties or assets are or may be bound; (iii) violate any term of any Legal Requirement applicable to CompuCom or the CompuCom Subsidiary or their respective properties or assets; or (iv) result in the creation of, or impose on CompuCom or the CompuCom Subsidiary the obligation to create, any Lien upon any properties or assets of CompuCom or the CompuCom Subsidiary.

          (b) Except for applicable requirements, if any, of the 33 Act, the Exchange Act, the premerger notification requirements of the HSR Act, the Nasdaq SmallCap Market, the filing and recordation of appropriate merger documents as required by the DGCL, filings required pursuant to any state securities or "blue sky" laws, and such other notices, reports or other filings the failure of which to be made would not, individually or in the aggregate, have a Material Adverse Effect on CompuCom or prevent or materially impair the consummation of the transactions contemplated hereby, CompuCom is not required to submit any notice, report or other filing to any Tribunal, domestic or foreign, in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

     5.5 Financing. CompuCom possesses, or has access to, all funds necessary to pay the Consideration and related fees and expenses, and has the financial capacity to perform its other obligations under this Agreement. Upon the terms and subject to the conditions of this Agreement, CompuCom will pay, or cause the CompuCom Subsidiary to pay, the Consideration.

     5.6 Information Supplied. None of the information supplied or to be supplied by CompuCom or the CompuCom Subsidiary specifically for inclusion or incorporation by reference in the Information Statement will, at the time the Information Statement is first mailed to the Company's shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.


                                  ARTICLE VI

                           COVENANTS OF THE COMPANY

     The Company covenants and agrees with CompuCom or the CompuCom Subsidiary that, at all times before the Closing, the Company at its expense will comply with all covenants and provisions of this Article VI, except to the extent otherwise expressly required or permitted by this Agreement.

     6.1 Investigations. The Company will provide CompuCom and CompuCom's counsel, accountants and other representatives and agents with reasonable access, upon prior notice and during normal business hours, to all facilities, officers, directors, employees, agents, accountants, actuaries, assets, properties, books and records of the Company and will furnish CompuCom with such financial and operating data and other information with respect to the business and properties of the Company or the transactions contemplated hereby as CompuCom shall from time to time request; provided, however, that such investigation (a) shall be conducted in such manner as not to interfere unreasonably with the operation of the business of the Company, and (b) shall not affect any of the representations and warranties hereunder. The Company will also provide CompuCom with timely notice of and access to minutes of all meetings (and all actions by written consent in lieu thereof) of the board of directors, or any committee thereof, and shareholders of the Company. In the event of termination of this Agreement, CompuCom will return or cause to be returned to the Company all documents and other material obtained from the Company in connection with the transactions contemplated hereby and will keep confidential any such information unless such information is ascertainable from public or published information or is required to be disclosed by applicable Legal Requirements.

      6.2 Operation of the Company. The Company will carry on its business solely in the usual and ordinary course consistent with past practice. Without limiting the generality of the foregoing:

          (a) The Company will not, without the prior written consent of
CompuCom: (i) authorize, issue or commit to issue any shares of its capital stock of any class (whether or not from treasury stock) or other equity interests in the Company, except for the issuance of shares of Company Common Stock upon the exercise of, and in accordance with, the Options and Warrants;
(ii) split up, combine or reclassify any of its capital stock or other equity interests in the Company; (iii) grant, commit to grant, issue or commit to issue any options, warrants or other rights (including Options or Warrants) to subscribe for or purchase any shares of its Capital Stock, other equity interests in the Company or any security directly or indirectly convertible into or exchangeable for, or which in any manner confers upon the holder thereof the right to acquire, any shares of any class of its Capital Stock or other equity securities; (iv) purchase, redeem or otherwise acquire any shares of its Capital Stock of any class or any equity interests in the Company, or any interest in or right to acquire any such shares or other equity interests in the Company; (v) declare, set aside for payment or pay any dividend on, or make any other distribution or payment with respect to, any share of its Capital Stock of any class or any other equity interests; (vi) grant or pay any increase in the salaries or other compensation (including, without limitation, perquisites) of any of its officers or directors, grant or pay any bonus to any of its officers or directors, enter into any employment agreement or make any loan to or enter into any transaction of any other nature with any of its officers or directors, take any action to institute any new severance or termination pay practices with respect to any of its officers or directors, or increase the benefits payable under its severance or termination pay practices applicable to officers or directors; (vii) grant or pay any increase in the salaries or other compensation (including, without limitation, perquisites) of any of its employees, agents or consultants other than in the ordinary course of business consistent with past practice, grant or pay any bonus to any of its employees, agents or consultants other than in the ordinary course of business consistent with past practice, enter into any employment agreement or make any loan to or enter into any material transaction of any other nature with any of its employees, agents or consultants, take any action to institute any new severance or termination pay practices with respect to any of its employees, agents or consultants, or increase the benefits payable under its severance or termination pay practices applicable to its employees; (viii) enter into any stay pay packages with any of its officers or employees providing for the expenditure of $10,000 individually or $100,000 in the aggregate; (ix) grant any increase in the pension, retirement or other employment benefits of any character of, or grant any new benefits to, any of its officers, directors, or employees other than benefits to new employees no greater than those provided to existing employees, or, other than as contemplated by Section 4.6 or Section 8.2(i), amend or terminate, partially or completely, any Plan described in Section 4.15; (x) create, incur, assume, guarantee, endorse, refinance, modify, extend, renew or otherwise become liable for (a) any debt, obligation or other liability for money borrowed except pursuant to existing or planned lines of credit disclosed in Section 4.11(a) of the Disclosure Schedule or (b) any other debt, obligation or other liability, except in the ordinary course of business consistent with past practice or cancel, pay, agree to cancel or pay, or otherwise provide for a complete or partial discharge in advance of a scheduled payment date with respect to, any debt, obligation or other liability, or waive, cancel or compromise any right to receive any direct or indirect payment or other benefit under any debt, obligation or other liability owing to the Company, except as otherwise contemplated hereby or in the ordinary course of business consistent with past practice; (xi) dispose of or assign any of its material fixed or internal use assets or properties or permit any of its assets and properties to be subjected to any Liens or sell any part of its operations or business to any other Person;
(xii) enter into any lease or contract for the purchase or sale of any real property, or enter into any material lease or contract for the purchase or sale of any personal property, except in the ordinary course of business consistent with past practice, or terminate, modify, assign, release, relinquish or waive any right of the Company under any existing real property lease, or increase its obligations under real property leases, except in accordance with the express terms of existing real property leases listed in Section 4.11(l) of the Disclosure Schedule; (xiii) fail to maintain all equipment and other assets and properties in good working condition and repair according to the standards it has maintained to the date of this Agreement, subject only to ordinary wear and tear; (xiv) change or remove (x) the independent certified public accountants for the Company, (y) any material operational, financial reporting accounting practice or policy or any assumption underlying such a practice or policy, or
(z) any method of calculating any bad debt, contingency or other reserve for financial reporting purposes or for other accounting purposes; (xv) except as set forth in Section 6.2(a)(xiii) of the Disclosure Schedule pursuant to documentation to which CompuCom consents in writing in advance, amend, modify or repeal, or propose to do, or permit or consent to any amendment, modification or repeal of its Certificate of Incorporation or Bylaws or take any action with respect to such action; (xvi) license any of its technology, Intellectual Property or Software except in the ordinary course of business consistent with past practice; (xvii) (A) merge, consolidate or otherwise combine or agree to merge, consolidate or otherwise combine with any other Person, (B) acquire all or substantially all, or a portion of all, the assets, capital stock or other equity securities of any other Person, or any business division of any other Person or (C) otherwise organize or acquire control or ownership of any other Person; (xviii) except as set forth in Section 6.2(a)(xvi) of the Disclosure Schedule, violate, breach or default, or take or fail to take any action that (with or without notice or lapse of time or both) would constitute a violation, breach or default under, any term or provision of any Contract to which the Company is a party or by which any of its properties or assets is or may be bound and as to which such violation, breach or default could affect the validity or enforceability of this Agreement or any of the transactions contemplated hereby or, individually or in the aggregate, has or could have a Material Adverse Effect; (xix) delay or postpone beyond normal past practice the payment of any material account payable or other debt, obligation or other liability; (xx) permit any increase in its aggregate obligations under operating leases involving personal property having a fair market value in excess of $25,000; (xxi) permit any increase in its aggregate obligations under capital leases involving assets having a fair market value in excess of $25,000; (xxii) except as disclosed in Section 4.11(j) of the Disclosure Schedule, make any capital expenditure in excess of $5,000 or make capital expenditures in excess of $25,000 in the aggregate; (xxiii) enter into, or become obligated under, any Contract, or change, amend, terminate or otherwise modify any Contract, except for customer Contracts and other normal purchase, sale and license agreements and commitments that are entered into in the ordinary course of business consistent with past practice; (xxiv) enter into, directly or indirectly, any transaction or permit to exist any transaction, with any Affiliate of the Company; or (xxv) buy additional inventory pursuant to any vendor inventory buy-in program.

          (b) The Company will promptly advise CompuCom in writing of the commencement or threat of any claim, litigation, action, suit, inquiry or proceeding involving the Company, its properties or assets, or any of its directors, officers or agents (in their capacities as such).

          (c) The Company shall furnish CompuCom with a copy of all amendments to the Company's Annual Report on Form 10-K, filed with the SEC for the year ended June 30, 1997 (the "Company 10-K") and of any other form filed with the SEC under the Exchange Act from the date of filing of the Company 10-K to the Effective Time of the Merger.

          (d) The Company will use its best efforts to (i) preserve intact its present business organization, reputation and customer relations, (ii) keep available the services of its present officers, directors, employees, agents, consultants and other similar representatives, (iii) maintain all its licenses, qualifications and authorizations to do business in each jurisdiction in which it is so licensed, qualified or authorized, (iv) maintain in full force and effect all contracts, documents and arrangements referred to in Section 4.11, and (v) continue all current marketing and selling activities relating to the business, operations or affairs of the Company.

          (e) The Company will comply, in all material respects, with all Legal Requirements applicable to its business, operations or affairs.

      6.3 No Solicitation.

          (a) The Company and its officers, directors, employees, representatives and agents shall immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Takeover Proposal (as hereinafter defined). The Company shall not authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Takeover Proposal; provided, however, that if, at any time prior to the acceptance for payment of shares of the Company Capital Stock pursuant to the Merger, the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's shareholders under applicable law, the Company may, in response to an unsolicited Takeover Proposal, and subject to compliance with Section 6.3(c), (A) furnish information with respect to the Company to any Person pursuant to a confidentiality agreement in a form approved by the Company and CompuCom (such approval not to be unreasonably withheld) and (B) participate in negotiations regarding such Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director or executive officer of the Company or any investment banker, financial advisor, attorney, accountant or other representative of the Company, whether or not such Person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Section 6.3(a) by the Company. For purposes of this Agreement, "Takeover Proposal" means any inquiry, proposal or offer from any Person relating to any direct or indirect acquisition or purchase of twenty percent or more of the assets of the Company or twenty percent or more of any class of equity securities of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning twenty percent or more of any class of equity securities of the Company, any merger, consolidation, business combination, sale of substantially all of the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions contemplated by this Agreement, or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would reasonably be expected to dilute materially the benefits to CompuCom of the transactions contemplated hereby.

          (b) Except as set forth in this Section 6.3, neither the Board of the Directors of the Company nor any committee thereof shall (i) withdraw or modify or propose to withdraw or modify, in a manner adverse to CompuCom, the approval or recommendation by such Board of Directors or such committee of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) cause the Company to enter into any agreement with respect to any Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the Merger, the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's shareholder under applicable law, the Board of Directors of the Company may (subject to the other provisions of this Section 6.3) withdraw or modify its approval or recommendation of this Agreement and the Merger, approve or recommend a Superior Proposal (as defined below), cause the Company to enter into an agreement with respect to a Superior Proposal or terminate this Agreement, but in each case only at a time that is after the second business day following CompuCom's receipt of written notice (a "Notice of Superior Proposal") advising CompuCom that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal. In the event that a Notice of Superior Proposal is delivered and any material term or condition of the Superior Proposal described therein is subsequently changed, the Company shall deliver a supplemental Notice of Superior Proposal describing such change and may withdraw or modify its approval or recommendation of this Agreement and the Merger, approve or recommend the modified Superior Proposal or cause the Company to enter into an agreement with respect to the modified Superior Proposal only at a time that is after the second business day following CompuCom's receipt of the supplemental Notice of Superior Proposal. In addition, if the Company proposes to enter into an Agreement with respect to any Takeover Proposal, it shall concurrently with entering into such agreement pay, or cause to be paid to CompuCom (x) the Termination Fee (as defined in Section 9.5) and (y) any Indebtedness owed to CompuCom with respect to product sold or services provided by CompuCom to the Company or supplied or provided by CompuCom to any of the Company's customers at the request of the Company. For purposes of this Agreement, a "Superior Proposal" means any bonafide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than fifty percent of the shares of the Company Common Stock then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation including, without limitation, J.C. Bradford & Co.) to be more favorable to the Company's shareholders than the Merger.

          (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 6.3, the Company shall immediately advise CompuCom orally and in writing of any request for information or of any Takeover Proposal, the material terms and conditions of such request or Takeover Proposal and the identity of the Person making such request or Takeover Proposal. The Company will keep CompuCom fully informed of the status and details (including amendments or proposed amendments) of any such request or Takeover Proposal.

          (d) Nothing contained in this Section 6.3 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's shareholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with its fiduciary duties to the Company's shareholders under applicable law; provided, however, neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by Section 6.3(b), withdraw or modify, or propose to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose to approve or recommend, a Takeover Proposal.

      6.4 Board Approval, Fairness Opinion, Shareholder Approval and Information Statement.

          (a) The Company hereby approves of and consents to the Merger and represents that the Board of Directors of the Company, at a meeting duly called and held, duly adopted resolutions approving this Agreement and the Merger, determining that the terms of the Merger are fair to, and in the best interest of, the Company's shareholders and recommending that the Company's shareholders approve and adopt this Agreement. The Company represents that its Board of Directors has received the opinion of J.C. Bradford & Co. that the proposed consideration to be received by the holders of the Company Common Stock pursuant to the Merger or the Stock Purchase Agreement is fair to such holders from a financial point of view, and a complete and correct signed copy of such opinion has been delivered by the Company to CompuCom.

          (b) The Company will, through its Board of Directors, recommend to its shareholders that the shareholders vote in favor of, or otherwise consent to, the approval of this Agreement, the Merger and the transactions contemplated hereby. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.4(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or (ii) the withdraw or modification by the Board of Directors of the Company of its approval or recommendation of this Agreement or the Merger. The Company will use its best efforts to obtain a written consent in lieu of a meeting of the Selling Shareholders approving the Merger under the terms of the Stock Purchase Agreement (the "Shareholders' Written Consent") on terms that comply with
Section 228 of the DGCL.

          (c) The Company will, at CompuCom's request, as soon as practicable, prepare and file a preliminary Information Statement with the SEC and will use its best efforts to respond to any comments of the SEC or its staff and to cause the Information Statement to be mailed to the Company's shareholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. CompuCom and its counsel shall be given reasonable opportunity to review and comment upon the Information Statement prior to its filing with the SEC or dissemination to shareholders of the Company. The Company will notify CompuCom promptly of the receipt of any comments from the SEC or its staff and of any requests by the SEC or its staff for amendments or supplements to the Information Statement or for additional information and will supply CompuCom with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Information Statement or the Merger. Each of the Company, CompuCom and the CompuCom Subsidiary agrees promptly to correct any information provided by it for use in the Information Statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Information Statement and to cause the Information Statement as so amended or supplemented to be filed with the SEC and disseminated to the Company's shareholders, in each case as and to the extent required by applicable Federal securities laws. If at any time prior to the effective date of the Shareholders' Written Consent there shall occur any event that should be set forth in an amendment or supplement to the Information Statement, the Company will promptly prepare and mail to its shareholders such an amendment or supplement. The Company will not mail any Information Statement, or any amendment or supplement thereto, to which CompuCom reasonably objects.

      6.5 Consents. The Company shall use its best efforts to obtain the Consent of each Person listed in Section 4.11(v) of the Disclosure Schedule, each of whose Consent is required in connection with the execution, delivery or performance of this Agreement.

      6.6 Financial Statements and Reports.

          (a) As promptly as practicable after each calendar month ending between the date hereof and the Closing Date, but in no event later than 30 days after the end of each such month, the Company will deliver to CompuCom true and correct copies of the unaudited financial statements (including a balance sheet, a statement of operations and changes in shareholders' equity and cash flows) of the Company as of and for the month then ended, prepared in accordance with GAAP and which shall present fairly the financial condition and assets and liabilities (whether accrued, absolute, contingent or otherwise) of the Company as of the end of such month and the results of operations of the Company for and during the period then ended, subject to normal and recurring year-end audit and quarter-end adjustments.

          (b) As promptly as practicable, the Company will deliver to CompuCom true and complete copies of such other material financial statements, reports or analyses as may be prepared or received by the Company and as relate to the Company's business and operations, and such other information with respect to the foregoing as CompuCom reasonably may request, including, without limitation, normal internal reports and special reports (such as those of consultants).

     6.7 Notice and Cure. The Company will notify CompuCom promptly in writing of, and contemporaneously will provide CompuCom with true and complete copies of any and all information or documents relating to, and will use its best efforts to cure before the Effective Time, any event, transaction or circumstance that results in or will result in any covenant or agreement of the Company under this Agreement being breached, or that renders or will render untrue any representation or warranty of the Company contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. The Company will use its best efforts to cure, at the earliest practicable date and prior to the Effective Time, any violation or breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, whether occurring or arising before or after the date of this Agreement.

     6.8 Best Efforts and Consents. Subject to the terms and conditions herein provided, the Company shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements and otherwise to consummate and make effective the transactions contemplated by this Agreement, and to satisfy the conditions to Closing and shall use its best efforts to obtain all necessary actions or non-actions, extensions, waivers, Consents, licenses and clearances and to effect all registrations, filings and notices with, to or from other Persons or Tribunals required of the Company that are necessary or desirable to effect the Merger and the transactions contemplated hereby. Such best efforts shall include efforts to cooperate with CompuCom to, as promptly as practicable, make any filings required pursuant to the HSR Act and to promptly and diligently provide any additional information required or reasonably requested in order to comply with the requirements of the HSR Act.

     6.9 Agreements and Covenants. The Company shall not make any commitment, either in writing or orally, which would violate any of the provisions set forth in this Article VI.


                                  ARTICLE VII

               COVENANTS OF COMPUCOM AND THE COMPUCOM SUBSIDIARY

     CompuCom covenants and agrees with the Company that, at all times before the Closing, CompuCom at its expense will comply with all covenants and provisions of this Article VII, except to the extent otherwise expressly required or permitted by this Agreement.

     7.1 Conduct of Business of the CompuCom Subsidiary. During the period from the date of this Agreement to the Effective Time, the CompuCom Subsidiary shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

     7.2 Obligation of CompuCom to Make Merger Effective and the CompuCom Subsidiary's Shareholder Consent. CompuCom shall cause the CompuCom Subsidiary to take all actions necessary on its part to carry out the transactions contemplated hereby. CompuCom, as the sole shareholder of the CompuCom Subsidiary, will consent in writing to the approval of this Agreement and the Merger in accordance with the DGCL.

      7.3 Notice and Cure. CompuCom will notify the Company promptly in writing of, and contemporaneously will provide the Company with true and complete copies of any and all information or documents relating to, and will use its best efforts to cure before the Effective Time, any event, transaction or circumstance occurring after the date of this Agreement that results in or will result in any covenant or agreement of CompuCom under this Agreement to be breached, or that renders or will render untrue any representation or warranty of CompuCom contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. CompuCom also will use its best efforts to cure, at the earliest practicable date and before the Effective Time, any violation or breach of any representation, warranty, covenant or agreement made by it in this Agreement, whether occurring or arising before or after the date of this Agreement.

      7.4 Best Efforts and Consents. Subject to the terms and conditions herein provided, CompuCom shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements and otherwise to consummate and make effective the transactions contemplated by this Agreement and shall use its best efforts to obtain all necessary actions or non-actions, extensions, waivers, Consents, Licenses and clearances and to effect all registrations, filings and notices with, to or from other Persons or Tribunals required of CompuCom or the CompuCom Subsidiary that are necessary or desirable to effect the Merger and the transactions contemplated hereby. Such best efforts shall include efforts to cooperate with the Company to, as promptly as practicable, make any filings required pursuant to the HSR Act and to promptly and diligently provide any additional information required or reasonably requested in order to comply with the requirements of the HSR Act.

      7.5 Information for Information Statement for the Company's Shareholders. CompuCom will furnish to the Company such data and information relating to it as the Company may reasonably request for the purpose of including such data and information in the Information Statement.

                                  ARTICLE VII

                                  CONDITIONS

      8.1 General Conditions. Notwithstanding any other provisions of this Agreement, the obligations of all of the parties hereto to effect the Merger shall be subject to satisfaction prior to the Closing Date of the following conditions:

          (a) Selling Shareholder Approval. The Selling Shareholders shall have executed a consent pursuant to the provisions of Section 228 of the DGCL in lieu of a meeting of the holders of the Company Common Stock.

          (b) HSR Act Waiting Period Expired. All applicable waiting periods specified under the HSR Act with respect to the transactions provided for in this Agreement shall have expired or been terminated.

          (c) No Violations or Proceedings. Consummation of the Merger shall not violate any Order of any Tribunal having competent jurisdiction, and no any Tribunal which, in either such case, in the good faith judgment of either CompuCom or the Company has a reasonable probability of resulting in an Order, restraining, prohibiting or rendering unlawful the consummation of the transactions contemplated by this Agreement or the ownership and operation by CompuCom after the Effective Time of the Surviving Corporation or all of the material assets and business of the Company.

          (d) Fairness Opinion. The Company shall have received the opinion of J.C. Bradford & Co. to the effect that the consideration to be paid to the holders of Company Common Stock pursuant to the Stock Purchase Agreement and the Merger is fair from a financial point of view.

          (e) Information Statement. The Information Statement shall have been sent to the shareholders of the Company other than the Selling Shareholders as required pursuant to Rule 14c-2 of under the Exchange Act and twenty days shall have expired since the Information Statement was sent to such shareholders.

      8.2 Conditions to the Obligation of CompuCom and the CompuCom Subsidiary. Notwithstanding any other provisions of this Agreement (including, without limitation Section 2.2), the obligations of CompuCom and the CompuCom Subsidiary to effect the Merger shall be subject to satisfaction prior to the Closing Date of the following conditions:

          (a) Purchase of Shares under Stock Purchase Agreement. CompuCom shall have determined, to its reasonable satisfaction, that all of the conditions to the closing set forth in the Stock Purchase Agreement, including but not limited to those established in Section 5.2 of the Stock Purchase Agreement, have been satisfied and the parties to the Stock Purchase Agreement are ready, willing and able to close the transactions contemplated by the Stock Purchase Agreement simultaneous with the Closing of the Merger.

          (b) Representatives and Warranties True and Correct. The representations and warranties of the Company that are qualified as to materiality shall have been true and correct and such representations and warranties that are not so qualified shall have been true and correct in all material respects, in each case as of the date of this Agreement and the date of the Merger, except in the case of any representation and warranty that speaks as of a particular date, which shall be true and correct or true and correct in all material respects, as applicable, as of such date.

          (c) Satisfaction of Obligations. The Company shall have performed in all material respects its material obligations, and shall have complied in all material respects with its material covenants and agreements, under this Agreement.

          (d) No Material Adverse Change. CompuCom shall have completed its examination of the financial condition, properties and business of the Company and such examination shall not have revealed the existence of any fact, matter, claim (whether existing prior to the date of this Agreement or arising after the date hereof) or circumstance not previously disclosed by the Company to CompuCom which, in CompuCom's judgment materially and adversely affects the Company including, without limitation, (i) that the Company's business has been conducted other than in the ordinary course from July 1, 1997 to the Closing,
(ii) that since such date, the Company has not increased the compensation of its employees except in the ordinary course of business consistent with past practices, (iii) that since such date, the Company has not paid dividends in excess of $110,000 to its shareholders or (iv) that since such date, the Company has not increased its indebtedness for borrowed money except in the ordinary course of business consistent with past practices or (v) that since such date, the Company has not paid bonuses to its employees except in the ordinary course of business consistent with past practices.

          (e) Severance Obligations. At least five days prior to the Closing, the Company shall have entered into agreements with each of John Paget, Steve Wright, Greg Hardman, Ed Meltzer, Bill Patch, Mike Farrell and Sam McElhaney to whom it has severance payment obligations if such individual's employment with the Company is terminated after Closing to accept an aggregate of not more than $550,000 in full satisfaction of all severance obligations owing to such individuals.

          (f) Termination of Credit Facility. At least five days prior to the Closing, the Company shall have received confirmation that any prepayment or other fees owing to Congress as a result of the termination of the Company's credit facility with Congress shall not exceed $700,000.

          (g) Agreement with J.C. Bradford & Co. At least five days prior to the Closing, the Company shall have received the written agreement of J. C. Bradford & Co. that its fee in connection with the consummation of the Merger and the transactions provided for in the Stock Purchase Agreement shall not exceed $195,000.

          (h) Agreement with Current Exchange. At least five days prior to the Closing, the Company shall have entered into an agreement with Current Exchange, Inc. (f/k/a Cedar Computer Center, Inc.) ("Current Exchange") providing for the Company to pay an amount not to exceed $500,000 to Current Exchange in full and complete satisfaction of a contractual price guarantee pursuant to which the Company is obligated to pay to Current Exchange on July 2, 1998, with respect to 515,000 shares of Company Common Stock held by Current Exchange, the difference between the closing market price of Company Common Stock on that date and $10.00.

          (i) Company Profit Sharing Plan. The Company shall take all actions necessary to terminate the Company's Section 401(k) Plan effective immediately prior to the Closing.

      8.3 Conditions to Obligations of the Company. Notwithstanding any other provisions of this Agreement (including, without limitation, Section 2.2), the obligations of the Company to effect the Merger shall be subject to satisfaction prior to the Closing Date of the following conditions:

          (a) Representations and Warranties. The representations and warranties of CompuCom and CompuCom Subsidiary in this Agreement that are qualified as to materiality shall have been true and correct and such representations and warranties that are not so qualified shall have been true and correct in all material respects, in each case as of the date of this Agreement and the date of the Merger, except in the case of any representation and warranty that speaks as of a particular date, which shall be true and correct or true and correct in all material respects, as applicable, as of such date.

          (b) Satisfaction of Obligations. CompuCom and CompuCom Subsidiary shall have performed in all material respects their material obligations, and shall have complied in all material respects with their material covenants and agreements, under this Agreement.


                                  ARTICLE IX

                       TERMINATION; PAYMENT OF EXPENSES

      9.1 Termination of Agreement and Abandonment of Merger. Anything herein to the contrary notwithstanding, this Agreement and the Merger contemplated hereby may be terminated at any time before the Effective Time, whether before or after approval of this Agreement by the shareholders of the Company, as follows:

          (a) Mutual Consent. By mutual written consent of CompuCom and the Company.

          (b) CompuCom or the Company. By either CompuCom or the Company (i) if the Merger shall not have occurred prior to June 30, 1998; provided, however, that the right to terminate the Agreement pursuant to this Section 9.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under the Agreement results in the failure of any such condition or if the failure of such condition results from facts or circumstances that constitute a breach of a representation or warranty under the Agreement by such party; or (ii) if any Tribunal shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, shares of the Company Capital Stock pursuant to the Merger and such order, decree or ruling or other action shall have become final and nonappealable.

          (c) CompuCom or the CompuCom Subsidiary. By CompuCom if (i) any of the representations and warranties of the Company contained in this Agreement shall not have been, or shall cease to be, true and correct in all material respects (whether because of circumstances or events occurring in whole or in part prior to, on or after the date of this Agreement), (ii) the Company shall have breached or failed to perform in any material respect any covenant or agreement to be performed by it pursuant to this Agreement or (iii) the Stock Purchase Agreement shall have terminated; provided, that CompuCom or CompuCom Subsidiary may not terminate the Agreement pursuant to this Section 9.1(c) if CompuCom or CompuCom Subsidiary is at such time in breach of its obligations under this Agreement.

          (d) Company. By the Company (i) in connection with entering into a definitive agreement in accordance with Section 6.3(b), provided it has complied with all provisions thereof, including the notice provisions therein, and that it makes simultaneous payment of the Termination Fee; or (ii) if (A) any of the representations and warranties of CompuCom or the CompuCom Subsidiary contained in this Agreement shall not have been, or shall cease to be, true and correct in all material respects (whether because of circumstances or events occurring in whole or in part prior to, on or after the date of this Agreement) or (B) CompuCom or the CompuCom Subsidiary shall have breached or failed to perform in any material respect any covenant or agreement to be performed by them pursuant to this Agreement, provided, that the Company may not terminate the Agreement pursuant to this Section 9.1(d) if the Company is at such time in breach of its obligations under this Agreement.

      9.2 Effect of Termination. In the event of a termination of this Agreement by either the Company or CompuCom as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the party of CompuCom, CompuCom Subsidiary or the Company or their respective officers or directors, except with respect to Section 4.27, this
Section 9.2 and Article XII; provided, however, that nothing herein shall relieve any party for liability for any breach hereof.

      9.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after obtaining the approval of the Company's shareholders (if required by law), but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      9.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso of Section 9.3, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under the Agreement or otherwise shall not constitute a waiver of those rights.

      9.5 Fees and Expenses.

          (a) Except as provided below in this Section 9.5, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this

Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

          (b) If the Company breaches the provisions of Section 6.3 on or before June 30, 1998, the Company shall pay to CompuCom an amount equal to $1,000,000 (the "Termination Fee"), which shall be payable in same day funds on the fifth business day following the breach of the provisions of Section 6.3.


                                   ARTICLE X

                                    ESCROW

     10.1 Escrow Agreement. CompuCom, CompuCom Subsidiary, the Company, members of a committee designated by the Selling Shareholders (the "Escrow Committee") and a bank, trust company or other entity designated by CompuCom and reasonably satisfactory to the Company to act as escrow agent (the "Escrow Agent") will as soon as reasonably practicable after the execution of this Agreement enter into an Escrow Agreement (the "Escrow Agreement") substantially in the form of Exhibit B. The members of the Escrow Committee shall be designated in writing by the Selling Shareholders to CompuCom Subsidiary at or prior to the Closing. References in this Agreement to this Article or the escrow obligations created hereby, shall be references to the Escrow Agreement. The provisions of the Escrow Agreement are incorporated as if fully stated herein. A portion of the Consideration, consisting of the Merger Contingent Consideration including a portion of the Option and Warrant Merger Consideration consisting of the Option and Warrant Merger Contingent Consideration, shall be deposited by CompuCom or the CompuCom Subsidiary and held in escrow, together with all amounts so held under the terms of the Stock Purchase Agreement, as Contingent Consideration for the shareholders, optionholders and warrantholders of the Company by the Escrow Agent in compliance with the terms and conditions of the Escrow Agreement. The funds held in escrow pursuant to this Article X will be invested by the Escrow Agent provided the funds may only be invested in short-term government securities.

     10.2 Non Transferability of the Escrowed Funds. The funds held in escrow shall be held for the benefit of the shareholders, optionholders or warrantholders of the Company and the Surviving Corporation only and shall not be transferrable by any potential recipient thereof, except by will, intestate succession or operation of law.

     10.3 Escrowed Funds.

          The moneys deposited under the Escrow Agreement and all interest earnings thereon (collectively, the "Escrowed Funds") shall be applied as provided in the Escrow Agreement, the Stock Purchase Agreement and this Agreement. Subject to the following sentence, the Escrowed Funds shall be held for a period not to exceed twelve months from the Closing Date (the "Escrow Period"). At the end of the Escrow Period, any Escrowed Funds which have not previously been distributed and which are not the subject of any objection with respect to the distribution thereof as provided in the Escrow Agreement, shall be distributed as provided in the Escrow Agreement to the former holders of Company Common Stock and to the former holders of any Option and Warrant Shares who received payment for such Option and Warrant Shares in the Merger pursuant to this Agreement.

     10.4 Adjustments to Purchase Price.

          (a) The Merger Consideration per Share shall be adjusted as provided in this Section 10.4.

          (b) Following the Merger, the Surviving Corporation at its expense shall cause to be prepared a balance sheet of the Company as of the close of business on the Closing Date. Such balance sheet, as finally agreed upon or determined as provided in Section 10.4(d) below, is referred to herein as the "Closing Balance Sheet." The Closing Balance Sheet shall include the assets and liabilities of the Company as of the Closing Date and shall be prepared in accordance with generally accepted accounting principles consistently applied and consistent with the Company's past practices, and shall not reflect any income tax benefit for operating losses of the Company subsequent to December 31, 1997. The Closing Balance Sheet shall not reflect any reduction in any deferred tax assets that were listed on the balance sheet of the Company included in the Form 10-Q of the Company filed with the SEC for the quarterly period ended December 31, 1997. The Closing Balance Sheet shall not reflect any accrual for payments to be made by the Company with respect to the matters described in Sections 8.2(e), (f), (g) and (h). The inventory to be shown on the Closing Balance Sheet shall be based on a physical count of all product and parts inventory of the Company as of the close of business on the day preceding the Closing Date using appropriate cut-off procedures and using a valuation method consistent with generally accepted accounting principles consistently applied and consistent with the Company's past practices, which is mutually agreeable to the Surviving Corporation and the Escrow Committee.

          (c) The Closing Balance Sheet shall be prepared and delivered by the Surviving Corporation to the Escrow Committee no later than one hundred twenty days after the Closing Date. If practicable, the Surviving Corporation shall prepare and deliver a preliminary Closing Balance Sheet to the Escrow Committee within ninety days after the Closing Date. The Escrow Committee may review and examine the Closing Balance Sheet and shall have complete access to the work papers used by the Surviving Corporation in preparing the Closing Balance Sheet and relevant records of the Company. The Escrow Committee shall have the right to employ an independent accounting firm to assist it in reviewing the Closing Balance Sheet and any of the matters described in Section 10.4(f) below for which the Surviving Corporation seeks distribution from the Escrowed Funds. The reasonable cost and expenses of any such independent accounting firm shall be paid from the Escrowed Funds.

          (d) If the Escrow Committee agrees with the Closing Balance Sheet, it shall so notify the Surviving Corporation in writing not more than 30 days after receipt of the Closing Balance Sheet from the Surviving Corporation. The Escrow Committee shall also have the right to object, by written notice to the Surviving Corporation delivered within 30 days of receipt of the Closing Balance Sheet from the Surviving Corporation, to the Closing Balance Sheet; and if the

Surviving Corporation and the Escrow Committee are unable to resolve such objections within 20 days, all such objections shall be referred for resolution to the Dallas office of an independent accounting firm of national reputation mutually acceptable to CompuCom Subsidiary and the Escrow Committee (the "Neutral Arbitrator").

          (e) If the stockholders' equity of the Company set forth on the Closing Balance Sheet is less than $2,300,000, then the Surviving Corporation shall be entitled to receive a distribution from the Escrowed Funds of an amount equal to the difference between $2,300,000 and the stockholders' equity of the Company as set forth on the Closing Balance Sheet.

          (f) The Surviving Corporation shall also be entitled to distributions from the Escrowed Funds with respect to each of the following matters: (i) for the amount of any payments made by the Surviving Corporation within the twelve-month period following Closing with respect to any claims, suits, actions or proceedings asserted against the Surviving Corporation relating to actions, occurrences or omissions of the Company occurring prior to Closing which are not reserved for on the Closing Balance Sheet, plus the amount of any reserves which the Surviving Corporation may establish in the exercise of its reasonable judgment with respect to any such matters within the twelve-month period following Closing, (ii) for any accounts payable or any other liabilities of the Company relating to the period prior to Closing which may be asserted against the Surviving Corporation after Closing which have not been reflected or accrued for on the Closing Balance Sheet, plus the amount of any accruals which the Surviving Corporation may establish in the exercise of its reasonable judgment with respect to any such matters within the twelve-month period following Closing, and (iii) for the amount of any sales or income tax liability which may be asserted against the Surviving Corporation after Closing with respect to the operations of the Company prior to Closing which have not been reflected or accrued for on the Closing Balance Sheet, plus the amount of any accruals which the Surviving Corporation may establish in the exercise of its reasonable judgment with respect to any such matters within the twelve-month period following Closing.

          (g) The Surviving Corporation shall give written notice to the Escrow Agent and the Escrow Committee if the Surviving Corporation believes it is entitled to distributions from the Escrow Fund with respect to any of the matters set forth in Sections 10.4(e) or (f). The Surviving Corporation shall use commercially reasonable efforts to give such notice with respect to any matters for which it believes it is entitled to distributions from the Escrowed Funds not later than ten months after the Closing Date; provided, however that the Surviving Corporation shall give such notice with respect to the matters referred to in Section 10.4(e) at the time the Closing Balance Sheet is delivered to the Escrow Committee and the Surviving Corporation shall give notice with respect to the matters set forth in Section 10.4(f) on no more than two occasions during the Escrow Period. If the Escrow Committee has not objected to the Closing Balance Sheet within the time period specified for raising objections or if the Neutral Arbitrator has rendered its decision with respect to any objections to the Closing Balance Sheet which may have been referred to it for resolution, the Escrow Committee shall not have the right to object to distributions requested by the Surviving Corporation pursuant to
Section 10.4(e). The Escrow Committee shall have the right to object, by written notice delivered within 30 days after the Surviving Corporation's notice is received, to the Surviving Corporation and the Escrow Agent to any such proposed distributions under Section 10.4(f); and if the Surviving Corporation and the Escrow Committee are unable to resolve such objections within 20 days, such objections shall be referred to the Neutral Arbitrator for decision.

          (h) If the Escrow Committee does not consent or object within the time periods and in the manner provided herein, the Escrow Committee shall be deemed to have consented to the Closing Balance Sheet or the proposed distribution of the Escrowed Funds, as the case may be. The decisions and agreements of the Escrow Committee and the Surviving Corporation shall be binding on the holders of Company Common Stock and on the holders of Option and Warrant Shares, in each case for which such holder is receiving payment pursuant to Section 3.1 or
Section 3.6, as applicable, and the decisions of the Neutral Arbitrator with respect to any matters referred to it for resolution shall be binding on the Escrow Committee, the holders of Company Common Stock, the holders of Option and Warrant Shares and the CompuCom Subsidiary. The fees and expenses of the Neutral Arbitrator shall be paid by CompuCom if the Escrow Committee is the substantially prevailing party and shall be paid from the Escrowed Funds if the Surviving Corporation is the substantially prevailing party. If the Neutral Arbitrator determines that neither party is the substantially prevailing party, such fees and expenses shall be paid from the Escrowed Funds.

          (i) Each member of the Escrow Committee shall be entitled to a fee of $750 for reviewing each notice given by the Surviving Corporation requesting a distribution from the Escrowed Funds and to reimbursement for any reasonable out-of-pocket expenses incurred by such member in performing his services as a member of the Escrow Committee. Such fees and reimbursements shall be paid out of the Escrowed Funds. The members of the Escrow Committee may also purchase a policy of liability insurance in an amount not to exceed $3,000,000 insuring them against any claims by former shareholders, optionholders and warrantholders of the Company which may be asserted against the members of the Escrow Committee in performing their duties as set forth in this Article X provided that the premium for such policy is reasonable. The costs and expenses of such insurance policy and any deductible applicable to such insurance policy shall be paid from the Escrowed Funds to the extent these are funds available and otherwise by CompuCom.

          (j) The consent of the Escrow Committee, the lack of objection by the Escrow Committee within the time periods and in the manner provided herein, and the decision of the Neutral Arbitrator shall be sufficient and full authority for the Escrow Agent to distribute Escrowed Funds to the Surviving Corporation. The Escrowed Funds shall be distributed by the Escrow Agent as provided in this Agreement and the Escrow Agreement. If there is a conflict between this Agreement and the Escrow Agreement, the Escrow Agreement shall control.

     10.5 Escrow Committee. In all matters respecting the Escrow Agreement the Escrow Committee shall represent the former shareholders, optionholders and warrantholders of the Company. CompuCom, the Surviving Corporation and the Escrow Agent shall be entitled to rely upon any statements or other communications by or purported to be on behalf of the Escrow Committee without the necessity of determining the validity of the actions taken. Actions taken by the Escrow Committee (or failures to act) shall be deemed binding and conclusive on all former shareholders, optionholders or warrantholders of the Company.

                                  ARTICLE XI

                               FURTHER COVENANTS

     11.1 Account Receivable Collections. The Surviving Corporation shall use commercially reasonable efforts to collect the accounts receivable of the Company reflected on the Closing Balance Sheet which shall include at a minimum, those efforts employed by the Company in collecting its accounts receivable prior to the Closing.

     11.2 CompuCom to Cause CompuCom Subsidiary and Surviving Corporation to Perform. CompuCom shall cause CompuCom Subsidiary prior to the Merger and the Surviving Corporation after the Merger to perform their obligations and comply with their covenants and agreements under this Agreement.

     11.3 Directors' and Officers' Liability Insurance. For a period of six years after the Closing Date, CompuCom shall cause the Surviving Corporation to maintain in effect, at no expense to the insureds thereunder, the current policy (or policies) of director's and officer's liability insurance maintained by the Company; provided, however, that such policy (or policies) need cover only wrongful acts of the insureds that occurred prior to the Closing Date and if the premium therefor exceeds 150% of the premium that the Company spent in the last fiscal year to maintain or procure its current policy (or policies) of director's and officer's liability insurance, then the Surviving Corporation shall only be obligated to maintain a policy of director's and officer's liability insurance providing the amount of coverage that can be purchased for 150% of such premium.


                                  ARTICLE XII

                                    GENERAL

     12.1 Release of Information. The Company and CompuCom shall, subject to their respective legal obligations (including requirements of the Nasdaq SmallCap Market and other similar regulatory bodies), cooperate with each other in releasing information concerning this Agreement and the transactions contemplated hereby. Each of the Company and CompuCom shall furnish to the other drafts of all releases prior to publication and agree to promptly consult with each other prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with the Nasdaq SmallCap Market with respect thereto; provided, however, that each party shall have the right, in the event of any disagreement between CompuCom and the Company about the timing or content of any such releases or other public statements or filings, to issue such releases or other public statements or to file such filings as it is advised by counsel that it is required to make to assure continued compliance with federal and state securities laws.

     12.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed), sent by overnight courier (provided proof of delivery) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by light notice):

          (a)  If to CompuCom or the CompuCom Subsidiary, to:

               CompuCom Systems, Inc.
               7171 Forest Lane
               Dallas, Texas  75230
               Attention:  Lazane Smith, Sr. Vice President, Finance and
                             Chief Financial Officer
               Telecopy No.:  (972) 856-5395

               With a copy (which shall not constitute effective notice) to:

               Strasburger & Price, L.L.P.
               901 Main Street, Suite 4300
               Dallas, Texas  75202
               Attention:  Frederick J. Fowler, Esq.
               Telecopy No.:  (214) 651-4330

          (b)  If to the Company prior to the Closing Date, to:

               Computer Integration Corp.
               15720 John J. Delaney Drive, Suite 500
               Charlotte, North Carolina  28277
               Attention: John E. Paget, President and Chief Executive Officer Telecopy No.: (704) 714-4187

               With a copy (which shall not constitute effective notice) to:

               Holland & Knight LLP
               One East Broward Boulevard
               P.O. Box 14070
               Ft. Lauderdale, Florida 33301
               Attention: Donn Beloff, Esq.
               Telecopy No.: (954) 463-2030

          (c) If to the Company after the Closing Date to the Escrow Committee, to:

               Mr. Araldo Cossutta
               Cossutta & Associates
               600 Madison Avenue
               New York, New York  10022
               Telecopy No.:  (212) 371-2722

               With a copy (which shall not constitute effective notice) to:

               Holland & Knight LLP
               One East Broward Boulevard
               P.O. Box 14070
               Ft. Lauderdale, Florida 33301
               Attention: Donn Beloff, Esq.
               Telecopy No.: (954) 463-2030

     12.3 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors, heirs, executors, administrators, legal representatives and permitted assigns, provided that neither this Agreement nor any rights or obligations hereunder may be assigned without the written consent of the other parties except that (i) CompuCom may assign any or all of its rights hereunder to any Affiliate of CompuCom, and (ii) the CompuCom Subsidiary may assign any or all of its rights hereunder to any other newly organized corporation under the laws of the State of Delaware, all of the capital stock of which is owned directly or indirectly by CompuCom or an Affiliate of CompuCom. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto, any permitted assignee, holders of shares of Company Capital Stock, holders of Options and Indemnities) any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, and no Person (other than as so specified) shall be deemed a third party beneficiary under or by reason of this Agreement.

     12.4 Further Assurances. Each party hereto agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things that may be necessary or appropriate to consummate and to make effective the transactions contemplated by this Agreement, including, without limitation, the execution and delivery of such other certificates, agreements, instruments and documents and the provision of all such information as may be necessary or appropriate as aforesaid.

     12.5 Specific Performance. All remedies, either under this Agreement or by law or otherwise afforded to any party hereto, shall be cumulative and not alternative. Each party hereto acknowledges and agrees to any breach of the agreements and covenants contained in this Agreement would cause irreparable injury to the other parties hereto for which such parties would have no adequate remedy at law. In addition to any other remedy to which any party hereto may be entitled, each party hereto agrees that temporary and permanent injunctive and other equitable relief and specific performance may be granted without proof of actual damages or inadequacy of legal remedy in any proceeding that may be brought to enforce any of the provisions of this Agreement.

     12.6 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance, shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is valid, legal and enforceable and that achieves the same objective.

     12.7 Entire Agreement. This Agreement (including the exhibits and schedules including, without limitation, the Disclosure Schedule hereto) and the documents and instruments executed and delivered in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, whether written or oral, among the parties or any of them with respect to the subject matter hereof, and there are no representations, understandings or agreements relating to the subject matter hereof that are not fully expressed in this Agreement and the documents and instruments executed and delivered in connection herewith. All exhibits and schedules attached to this Agreement are expressly made a part of, and incorporated by reference into, this Agreement.

     12.8 Governing Law. This Agreement shall be construed in accordance with, and the rights of the parties shall be governed by, the substantive laws of the State of Delaware, without giving effect to any choice-of-law rules that may require the application of the laws of another jurisdiction.

     12.9 Certain Construction Rules. The article and section headings and the table of contents contained in this Agreement are for convenience of reference only and shall in no way define, limit, extend or describe the scope or intent of any provisions of this Agreement. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. In addition, as used in this Agreement, unless otherwise provided to the contrary, (a) all references to days, months or years shall be deemed references to calendar days, months or years and (b) any reference to a "Section," "Article," "Exhibit" or "Schedule" shall be deemed to refer to a section or article of this Agreement or an exhibit or schedule attached to this Agreement. The words "hereof," "herein," and "hereunder" and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specifically provided for herein, the term "or" shall not be deemed to be exclusive.

     12.10 Survival of Covenants, Representations and Warranties. The respective covenants, representations and warranties of CompuCom, the Company and the CompuCom Subsidiary contained herein shall expire and be terminated on the Effective Time, unless otherwise specifically herein provided.

     12.11 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one instrument binding on all the parties, notwithstanding that all the parties are not signatories to the original or the same counterpart.

     IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.

                                        THE COMPANY:

                                        COMPUTER INTEGRATION CORP.


                                        By:   /s/ John Paget
                                             -----------------------------------
                                             Chief Executive Officer

                                        COMPUCOM:

                                        COMPUCOM SYSTEMS, INC.


                                        By:   /s/ Edward R. Anderson
                                             -----------------------------------
                                                 Edward Anderson
                                                 Chief Executive Officer


                                        THE COMPUCOM SUBSIDIARY:

                                        CIC ACQUISITION CORP.

                                        By:  /s/ M. Lazane Smith
                                           -------------------------------------
                                        Name:    M. Lazane Smith
                                             -----------------------------------
                                        Title:   President
                                              ----------------------------------

                                  SCHEDULE 1.1

                                  DEFINITIONS


     "33 Act" means the Securities Act of 1933, as amended.

     "Accounts Receivable" as of any specified date means the accounts receivable (including, without limitation, any "accounts" as defined under the Uniform Commercial Code of the State of Delaware) and notes receivable of the Company as of that date, including any Indebtedness arising from the sale or license of goods or the performance of services by the Company and the right to payment of any interest or finance charges or similar fees or charges relating thereto.

     "Affiliate" means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

     "Agreement" has the meaning specified in the preamble hereof.

     "Capital Stock" means the Company Capital Stock, Series D Preferred Stock and Series E Preferred Stock.

     "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and as in effect on the date hereof.

     "Certificates" has the meaning specified in Section 3.3(a).

     "Closing" has the meaning specified in Section 2.2.

     "Closing Balance Sheet" has the meaning specified in Section 10.4(b).

     "Closing Date" means the date on which the Closing occurs.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

     "Company" has the meaning specified in the preamble hereof.

     "Company 10-K" has the meaning specified in Section 6.2(c).

     "Company 1997 Financial Statements" has the meaning specified in Section
4.7.

                              Schedule 1 - Page 1

     "Company Capital Stock" has the meaning specified in the recitals hereof.

     "Company Common Stock" has the meaning specified in the recitals hereof.

     "Company Filed SEC Documents" has the meaning specified in Section 4.7.

     "Company IP" means, collectively, the Owned IP and the Not-Owned IP.

     "Company Option Plan" has the meaning specified in Section 3.6(a).

     "Company SEC Documents" has the meaning specified in Section 4.6.

     "CompuCom" has the meaning specified in the preamble hereof.

     "CompuCom Subsidiary" has the meaning specified in the preamble hereof.

     "Confidential Software" has the meaning specified in Section 4.12(c)(ii).

     "Confidentiality Contract" has the meaning specified in Section
4.12(c)(ii).

     "Consent" means any consent, approval, permit, notice, action, authorization or giving of notice to any Person not a party to this Agreement.

     "Consideration" means the Merger Consideration, the Series D Merger Consideration and the Series E Merger Consideration.

     "Contingent Consideration" has the meaning specified in Section 3.1(a).

     "Contract" means, with respect to any Person, any contract, agreement, understanding or other instrument or obligation (whether oral or written, pending or executory) to which such Person is a party or by which such Person or such Person's properties or assets are or may be bound.

     "Current Exchange" has the meaning specified in Section 8.2(h).

     "DGCL" has the meaning specified in Section 2.1.

     "Disbursing Agent" has the meaning specified in Section 3.3(a).

     "Disclosure Schedule" has the meaning specified in Section 2.5.

     "Dissenting Shares" has the meaning specified in Section 3.2(a).

     "Effective Time" means the date and time at which the Merger becomes effective as provided in Section 2.2.

                              Schedule 1 - Page 2

     "Employee Benefit Plans" has the meaning specified in Section 4.15(a).

     "Environmental Laws" mean any Legal Requirement relating to (i) emissions, discharges, releases, threatened releases, or the presence of pollutants, contaminants, toxic materials, waste, Hazardous Substances or other substances into or in the environment, including, but not limited to, ambient air, surface water, groundwater, publicly owned treatment works, septic systems or land; (ii) the use, treatment, storage, disposal, handling, manufacturing, sale, transportation or shipment of any Hazardous Substance, toxic materials, waste, material, substances, products or by-products as defined in CERCLA; or (iii) otherwise relating to the pollution or protection of health, safety or environment.

     "ERISA" has the meaning specified in Section 4.15(a).

     "Escrow Agent" has the meaning specified in Section 10.1.

     "Escrow Agreement" has the meaning specified in Section 10.1.

     "Escrow Committee" has the meaning specified in Section 10.1.

     "Escrowed Funds" has the meaning specified in Section 10.3.

     "Escrow Period" has the meaning specified in Section 10.3.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "GAAP" means generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or other appropriate board or committee (other than the Emerging Standards Committee), and which are consistently applied for all periods so as to present fairly the financial condition, the results of operations and the cash flows of the relevant Person or Persons.

     "Hazardous Substance" means hazardous substance as defined in CERCLA, any petroleum or petroleum based substance, natural gas or any other hazardous, toxic or noxious pollutant, material or substance.

     "HSR Act" has the meaning specified in Section 4.4(b).

     "Indebtedness" means, with respect to any Person, all obligations, contingent or otherwise, which in accordance with GAAP would be required to be presented upon the such Person's balance sheet as liabilities, but in any event including liabilities secured by any Lien existing on property owned or acquired by such Person or a subsidiary thereof, whether or not the liability secured thereby shall have been assumed by or shall otherwise be the Person's legal liability, capitalized lease obligations and all guarantees, endorsements and other contingent obligations in respect of Indebtedness of other Persons.

                              Schedule 1 - Page 3

     "Information Statement" has the meaning specified in Section 4.4(b).

     "Intellectual Property" or "IP" shall mean and include (a) all domestic and foreign patents (including, without limitation, certificates of invention and other patent equivalents), patent applications and patents issuing therefrom as well as any division, continuation or continuation in part thereof, and any reissue, extension, revival or renewal of any patent; (b) all domestic and foreign trademarks (whether registered or at common law), trade names, service marks, assumed names, trade dress, logos and registrations for and applications to register any of the same; (c) copyrights and registration of claim to copyright, (d) novel devices, processes, compositions of matter, methods, techniques, observations, discoveries, apparatuses, designs, expressions, theories and ideas, whether or not patentable; (e) Software; and (f) Trade Secrets.

     "Know-How" means scientific, engineering, mechanical, electrical, financial, marketing or practical knowledge or experience useful in the business and operations of the Company.

     "Legal Requirement" means any domestic, foreign or international law, treaty, ordinance, statute, rule or regulation of any Tribunal or any Order.

     "Lien" means, with respect to any properties or assets, any mortgage, pledge, hypothecation, assignment, security interest, lien, tax lien, assessment, lease, sublease, adverse claim, levy, charge, liability or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or character whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction) in respect of such properties or assets.

     "Material Adverse Effect" means a material adverse effect (which shall be deemed to include, without limitation, any adverse effect aggregating $100,000 or more) on the business, operations, affairs, condition (financial or otherwise), results of operations, properties, assets, liabilities or prospects of the Company or, after the Effective Time, the Surviving Corporation.

     "Merger" has the meaning specified in Section 2.1.

     "Merger Consideration" has the meaning specified in Section 3.1(a).

     "Merger Consideration Due at Closing," expressed as an amount per share of Company Common Stock, means $17,250,000.00 (i) minus (a) $1,903,600.00, the amount to be paid to the holders of the Series D Preferred Stock; minus (b) $500,000.00, the amount to be paid to the holders of the Series E Preferred Stock; minus (c) an amount not to exceed $195,000.00 to be paid to J.C. Bradford & Co., the Company's financial advisor, in connection with the transactions contemplated by this Agreement and the Stock Purchase Agreement; minus (d) an amount not to exceed $500,000.00 to be paid to Current Exchange in full and complete satisfaction of a contractual price guarantee pursuant to which the Company is obligated to pay to Current Exchange on July 2, 1998, with respect to 515,000 shares of Company Common Stock held by

                              Schedule 1 - Page 4

Current Exchange, the difference between the closing market price of Company Common Stock on that date and $10.00; minus (e) an amount not to exceed $550,000.00 in the aggregate necessary for the Company to satisfy certain severance payment obligations of the Company to each of John Paget, Steve Wright, Greg Hardman, Ed Meltzer, Bill Patch, Mike Farrell and Sam McElhaney if their employment with the Company is terminated after Closing; minus (f) an amount not to exceed $700,000.00 necessary for the Company to pay any prepayment or other fees owing to Congress Financial Corporation ("Congress") for termination of the Company's credit facility with Congress; and minus (g) $2,750,000, the aggregate amount to be deposited with the Escrow Agent; and (ii) divided by the sum of (a) 14,046,010, representing the total number of issued and outstanding shares of Company Common Stock plus (b) the number of Option and Warrant Shares for which payment is to be made to optionholders or warrantholders pursuant to this Agreement.

     "Merger Contingent Consideration" expressed as an amount per share of Company Common Stock, means $2,750,000 divided by the sum of (a) 14,046,010, representing the total number of issued and outstanding shares of Company Common Stock plus (b) the number of Option and Warrant Shares for which payment is to be made to optionholders or warrantholders pursuant to this Agreement.

     "Miscellaneous Software Components" has the meaning specified in the definition of "Software."

     "Multiemployer Plans" has the meaning specified in Section 4.15(a).

     "Neutral Arbitrator" has the meaning specified in Section 10.4(d).

     "Notice of Superior Proposal" has the meaning specified in Section 6.3(b).

     "Not-Owned IP" has the meaning specified in Section 4.12(a)(ii).

     "Not-Owned Software" has the meaning specified in Section 4.12(b)(ii).

     "Options" means options of the Company to purchase shares of Company Capital Stock, as granted pursuant to the Company's 1994 Stock Option Plan, as amended, that are described in the Disclosure Schedule.

     "Option and Warrant Contingent Merger Consideration" has the meaning specified in Section 3.6(b).

     "Option and Warrant Merger Consideration" has the meaning specified in
Section 3.6(b).

     "Option and Warrant Shares" has the meaning specified in Section 3.6(b).

     "Order" means any decision, judgment, order, writ, injunction, decree, award or determination of any Tribunal.

                              Schedule 1 - Page 5

     "Owned IP" has the meaning specified in Section 4.12(a)(i).

     "Owned Software" has the meaning specified in Section 4.12(b)(i).

     "Pension Plans" has the meaning specified in Section 4.15(a).

     "Person" means any corporation, association, partnership, joint venture, organization, individual, business, trust or any other entity or organization of any kind or character, including a Tribunal.

     "Qualified Plans" has the meaning specified in Section 4.15(b).

     "SEC" means the Securities and Exchange Commission.

     "Selling Shareholders" has the meaning specified in Recital C.

     "Series D Merger Consideration" has the meaning specified in Section
3.1(b).

     "Series D Preferred Stock" has the meaning specified in Recital A.

     "Series E Merger Consideration" has the meaning specified in Section
3.1(c).

     "Series E Preferred Stock" has the meaning specified in Recital A.

     "Shareholders' Written Consent" has the meaning specified in Section
6.4(b).

     "Software" means the expression of an organized set of instructions in a natural or coded language which is contained on a physical media of any nature (e.g., written, electronic, magnetic, optical or otherwise) and which may be used with a computer or other automated data processing equipment device of any nature which is based on digital technology, to make such computer or other device operate in a particular manner and for a certain purpose, as well as any related documentation for such set of instructions. The term shall include computer programs in source and object code, test or other significant data libraries, user documentation for computer programs, and any of the following which is contained on a physical media of any nature and which is used in the design, development, modification, enhancement, testing, installation, maintenance, diagnosis or assurance of the performance of a computer program (collectively, "Miscellaneous Software Components"): flow diagrams, masks, input and output formats, file layouts, database formats, test programs, installation and operating instructions, diagnostic and maintenance instructions, and other similar materials and information.

     "Stock Purchase Agreement" has the meaning specified in Recital C.

     "Superior Proposal" has the meaning specified in Section 6.3(b).

     "Surviving Corporation" has the meaning specified in Section 2.1.

                              Schedule 1 - Page 6

     "Takeover Proposal" has the meaning specified in Section 6.3(a).

     "Taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities (including, without limitation, income, receipts, ad valorem, value added, excise, property (whether real property or personal property), windfall profit, sales, occupation, service, stamp, use, licensing, withholding, employment, payroll, share, capital, surplus, franchise, occupational or other taxes imposed by any Tribunal, whether computed on a separate, consolidated, unitary or combined basis or in any other manner, and includes any interest, fines, penalties, assessments, deficiencies, or additions to tax.

     "Termination Fee" has the meaning specified in Section 9.5.

     "Trade Secrets" means any formula, design, device or compilation of information which is used or held for use in the business and operations of the Company, which gives the holder thereof an advantage or opportunity for advantage over competitors which do not have or use the same, and which is not generally known by the public. Trade Secrets can include, by way of example, information contained on drawings and other documents, and information relating to research, development or testing; provided, however, that for purposes of this Agreement, Trade Secrets shall not include Software.

     "Tribunal" means any government, any arbitration panel, any court or any governmental department, commission, board, bureau, agency or instrumentality of the United States or any foreign or domestic state, province, commonwealth, nation, territory, possession, country, parish, town, township, village or municipality.

     "Warrants" means warrants of the Company to purchase shares of Company Common Stock that are described in the Disclosure Schedule.

                              Schedule 1 - Page 7

                                                                       EXHIBIT A

                             CERTIFICATE OF MERGER
                                    MERGING
                             CIC ACQUISITION CORP.
                                      INTO
                           COMPUTER INTEGRATION CORP.



   Computer Integration Corp., a Delaware corporation ("CIC"), pursuant to
Section 251 of the General Corporation Law of the State of Delaware (the "GCL"), with respect to the merger of CIC Acquisition Corp. ("Acquisition") with and into CIC pursuant to the terms of that certain Agreement and Plan of Merger dated as of April ___, 1998, between CompuCom Systems, Inc., a Delaware corporation ("CompuCom"), Acquisition, a Delaware corporation and a wholly-owned subsidiary of CompuCom, and CIC (the "Merger Agreement").

DOES HEREBY CERTIFY:

   FIRST. That the name and state of incorporation of each of the constituent corporations to the merger is as follows:

     Name of Corporation                 Jurisdiction of Incorporation
     -------------------                 -----------------------------

     Computer Integration Corp.                    Delaware
     CIC Acquisition Corp.                         Delaware

   SECOND. That the Merger Agreement has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the provisions of Section 251 of the GCL.

   THIRD. That the name of the surviving corporation of the merger is Computer Integration Corp., a Delaware corporation.

   FOURTH. That the amendments or changes in the Certificate of Incorporation of Computer Integration Corp., which is the surviving corporation, that are to be effected by the merger are as follows:

   Paragraph FOURTH shall be amended to read in its entirety as follows:

        "FOURTH:   The Corporation is authorized to issue one class of capital stock to be designated "Common Stock." The number of shares of Common Stock which the Corporation shall have authority to issue is 1,000 shares, $.01 par value per share. Each

CERTIFICATE OF MERGER - Page 1
      share of Common Stock of the Corporation shall have identical rights and privileges in every respect."

   FIFTH. That the executed Merger Agreement is on file at an office of the surviving corporation at 15720 John J. Delaney Drive, Suite 500, Charlotte, North Carolina 28277.

   SIXTH. That a copy of the Merger Agreement will be furnished by the surviving corporation, on request and without cost, to any stockholder of any of the constituent corporations to the merger.

   SEVENTH. That the merger shall be effective upon filing of this Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Section 103(d) of the GCL.

   IN WITNESS WHEREOF, Computer Integration Corp. has caused this Certificate of Merger to be executed by its President this ___ day of __________, 1998.


                                        COMPUTER INTEGRATION CORP.


                                        By:
                                           ------------------------------------
                                                           , President
                                          -----------------

CERTIFICATE OF MERGER - Page 2

                                                                       EXHIBIT B

                                ESCROW AGREEMENT

     THIS ESCROW AGREEMENT ("Escrow Agreement") is entered into as of this ______ day of ___________, 1998, by and among CompuCom Systems, Inc., a Delaware corporation ("CompuCom"), CIC Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of CompuCom ("Purchaser"), Computer Integration Corp., a Delaware corporation ("CIC" and together with its wholly owned subsidiary CIC Systems, Inc., a Delaware corporation, collectively, the "Company"), Araldo Cossutta and Frank Zappala (such individuals, collectively, the "Escrow Committee") and _______________________, a ___________________________ the
("Escrow Agent").

                                R E C I T A L S:

     I    CompuCom, Purchaser, and certain shareholders (the "Selling
Shareholders") of the Company entered into a Stock Purchase Agreement dated as of April _________, 1998 (the "Purchase Agreement").

     II   Pursuant to the Purchase Agreement, Purchaser agreed to purchase at the purchase price stated therein (the "Purchase Price") all of the shares of Common Stock, par value $.001 per share of the Company (the "Company Common Stock") owned by the Selling Shareholders.

     III CompuCom, Purchaser and the Company entered into an Agreement and Plan of Merger ("Merger Agreement") providing, among other things, for (i) the merger of Purchaser with and into the Company (the "Merger") and conversion of each issued and outstanding share of Company Common Stock, other than shares of Company Common Stock owned by the Company or by CompuCom or Purchaser (and shares of Company Common Stock held by shareholders who perfected any appraisal rights that they may have had under Delaware law), into the right to receive an amount in cash equal to the Merger Consideration (as defined in the Merger Agreement) and (ii) certain payments to be made to the holders of Option and Warrant Shares (as defined in the Merger Agreement).

     IV   Pursuant to the Purchase Agreement and the Merger Agreement,
$2,750,000 (the "Escrow Amount") of the consideration to be paid to the Selling Shareholders, to the holders of Company Common Stock whose shares of Company Common Stock are to be converted into the right to receive the Merger Consideration pursuant to the Merger and to the holders of Option and Warrant Shares (collectively, the "Shareholders") is to be deposited by Purchaser in an interest bearing account and held in escrow by the Escrow Agent as contingent consideration for the Shareholders or disbursed in whole or in part to the Surviving Corporation (as defined in the Merger Agreement) as set forth in the Purchase Agreement and the Merger Agreement.

ESCROW AGREEMENT - Page 1

     V    The parties hereto are entering into this Escrow Agreement as provided in the Purchase Agreement and the Merger Agreement to set forth, among other things, the terms pursuant to which the Escrowed Funds (as defined in Section 1(a)) will be held and disbursed.

     NOW, THEREFORE, in consideration of the recitals and the mutual promises and covenants set forth in this Escrow Agreement, the Purchase Agreement and the Merger Agreement, the parties agree as follows:

     5.1  APPOINTMENT OF ESCROW AGENT.

          (a) The Escrow Committee, CompuCom and Purchaser appoint Escrow Agent as their agent and custodian to hold and disburse the Escrow Amount, and all earnings thereon ("Escrow Earnings"), in accordance with the terms of this Escrow Agreement. The Escrow Amount and the Escrow Earnings are sometimes referred to herein collectively as the "Escrowed Funds."

          (b) The Escrow Committee and Purchaser acknowledge and agree that this Escrow Agreement shall be subject to the terms of the Purchase Agreement and Merger Agreement. Notwithstanding the foregoing, the obligations of Escrow Agent are to be determined solely by this Escrow Agreement and any subsequent amendments or supplemental instructions agreed to in writing by all of the parties hereto.

          (c) The Escrow Agent hereby accepts its appointment and agrees to act as Escrow Agent in accordance with the terms and conditions of this Escrow Agreement.

     5.2  DEPOSIT OF ESCROW AMOUNT.

          Simultaneously with payment of the portion of the Purchase Price being paid to the Selling Shareholders at Closing (as defined in the Purchase Agreement) and the deposit of sufficient funds with the Disbursing Agent (as defined in the Merger Agreement) as required to consummate the Merger, Purchaser is delivering directly to the Escrow Agent, the Escrow Amount. The Disbursing Agent will keep a list of (a) all Selling Shareholders, (b) the shareholders of the Company whose shares are converted into Merger Consideration in the Merger and (c) the holders of Option and Warrant Shares as to which the Purchaser has deposited the Option and Warrant Contingent Consideration (as defined in the Merger Agreement) with the Escrow Agent.

     5.3  ESCROW COMMITTEE.

          The Escrow Committee shall represent the Shareholders in all matters pertaining to this Escrow Agreement. CompuCom, Purchaser, the Surviving Corporation and the Escrow Agent shall be entitled to rely upon any statements or other communications by or purported to be on behalf of the Escrow Committee without the necessity of determining the validity of the actions taken. Actions taken by the Escrow Committee (or failures to act) shall be deemed binding and conclusive on all Shareholders.

ESCROW AGREEMENT - Page 2

     5.4  INVESTMENT.

          (a) Escrow Agent shall invest and reinvest the Escrowed Funds, provided the Escrowed Funds may only be invested in bonds or other obligations issued or guaranteed by the government of the United States of America (or an instrumentality or agency thereof) and not having maturities of greater than thirty (30) days.

          (b) All investments of the Escrowed Funds shall be held by, or registered in the name of, Escrow Agent or its nominee.

          (c) Any Escrow Earnings that are not distributed to either the Shareholders or the Surviving Corporation at the end of any taxable period will be deemed interest income of the escrow pursuant to Section 468B of the Internal Revenue Code of 1986, as amended, and will not be treated as interest income to the Shareholders or Purchaser prior to distribution.

     5.5 NO TITLE TO ESCROWED FUNDS UNTIL DISTRIBUTED. Neither Shareholders nor the Surviving Corporation shall have any right, title or interest in or to the Escrowed Funds until (and then only to the extent that) the Escrowed Funds are distributed to such party. The parties hereto intend that, in the event of the filing of any petition in bankruptcy by or against a Shareholder or the Surviving Corporation, the bankruptcy estate of the Shareholder or the Surviving Corporation, as the case may be, shall have no right, title or interest in or to the Escrowed Funds until (and then only to extent that) the same is actually received by the Shareholder or the Surviving Corporation.

     5.6  ESCROW CLAIMS; DISTRIBUTIONS; TERMINATION.

          (a) ESCROW CLAIMS BY SURVIVING CORPORATION. In the event that the Surviving Corporation believes it is entitled pursuant to the provisions of the Purchase Agreement and the Merger Agreement to a payment from the Escrowed Funds, the Surviving Corporation shall deliver to the Escrow Agent, with a copy to the Escrow Committee, a written notice (a "Distribution Notice") which shall be signed on behalf of the Surviving Corporation and shall set forth a demand for payment to the Surviving Corporation of all or a specified dollar amount of the Escrowed Funds together with a summary description of the basis therefor.

          (b) PAYMENT FROM ESCROWED FUNDS TO THE SURVIVING CORPORATION UPON REQUEST WITHOUT OBJECTION.

              (i) PAYMENT TO SURVIVING CORPORATION. If the Surviving Corporation delivers a Distribution Notice to the Escrow Agent and the Escrow Committee, and if no Committee Response Notice (as defined below) is delivered to the Escrow Agent by the Escrow Committee within thirty (30) days of the delivery of such Distribution Notice to the Escrow Committee, then the Escrow Agent shall promptly pay to the Surviving Corporation out of the Escrowed Funds the amount specified in the Distribution Notice.

              (ii) CALCULATION OF DUE DATE FOR NOTICES. Upon receipt of any Distribution Notice, the Escrow Agent shall promptly deliver a copy of the Distribution Notice to the Escrow Committee. For purposes of calculating the due date of any Committee

ESCROW AGREEMENT - Page 3

     Response Notice, the Escrow Agent may conclusively assume and rely that the date it receives a Distribution Notice is the same date such notice was received by the Escrow Committee.

          (c) PAYMENT FROM ESCROWED FUNDS AFTER NOTICE OF OBJECTION.

              (i) ESCROW COMMITTEE RESPONSE TO DISTRIBUTION NOTICE. If the Surviving Corporation delivers a Distribution Notice to the Escrow Agent, with a copy to the Escrow Committee, and if the Escrow Committee believes that the Surviving Corporation is not entitled to payment from the Escrowed Funds in the full amount specified in the Distribution Notice, the Escrow Committee shall, within thirty (30) days of the delivery to the Escrow Committee of the Distribution Notice, deliver to the Escrow Agent, with a copy to the Surviving Corporation, a written notice (a "Committee Response Notice"), which shall be signed by the Escrow Committee. The Committee Response Notice shall set forth (A) a demand that the Escrow Agent not make payment to the Surviving Corporation from the Escrowed Funds as to the portion of the proposed payment from the Escrowed Funds disputed by the Escrow Committee in such Committee Response Notice, and (B) the basis for such demand by the Escrow Committee.

              (ii) ESCROW DISTRIBUTION. Provided that timely delivery is made in accordance with the provisions of this Section 6(c), the Escrow Agent shall make no payment from the Escrowed Funds of any portion of the Escrowed Funds disputed in a Committee Response Notice until it shall have received one of the following:

                    (1) written instructions to make payment from the Escrowed Funds, signed by the Surviving Corporation and the Escrow Committee; or

                    (2) a copy of the decision of the Neutral Arbitrator (as defined below) adjudicating the dispute pursuant to the terms of the Purchase Agreement and the Merger Agreement. The Surviving Corporation shall deliver a copy of the decision of the Neutral Arbitrator to the Escrow Agent.

              (iii) NEUTRAL ARBITRATOR. In the event that the Surviving Corporation and the Escrow Committee are unable to resolve any objections to a distribution to the Surviving Corporation contained in a Committee Response Notice within twenty (20) days of the delivery of the Committee Response Notice to the Escrow Agent and the Surviving Corporation, all such objections shall be referred by the Surviving Corporation and the Escrow Committee for resolution to the Dallas office of an independent accounting firm of national reputation mutually acceptable to the Surviving Corporation and the Escrow Committee (the "Neutral Arbitrator"). The Surviving Corporation shall deliver to Escrow Agent, with a copy to the Escrow Committee, a written notice identifying the Neutral Arbitrator and any decisions made by the Neutral Arbitrator with respect to matters submitted to it. If the Neutral Arbitrator determines that the Surviving Corporation is the substantially prevailing party in connection with any matter submitted to it or that neither the Surviving Corporation nor the Escrow Committee is the substantially prevailing party in

ESCROW AGREEMENT - Page 5
     connection with any such matter, the fees and expenses of the Neutral Arbitrator shall be paid out of the Escrowed Funds.

     Upon receipt of the decision of the Neutral Arbitrator, if a payment is to be made from the Escrowed Funds as a result of such decision, the Escrow Agent shall make such payment in accordance with such decision.

          (d) PAYMENT FROM ESCROWED FUNDS AT REQUEST OF THE ESCROW COMMITTEE.

              (i) PAYMENTS AT REQUEST OF ESCROW COMMITTEE. In the event that the Escrow Committee is entitled pursuant to the provisions of the Purchase Agreement and the Merger Agreement to a payment from the Escrowed Funds, the Escrow Committee shall deliver to the Escrow Agent, with a copy to the Surviving Corporation, a written notice (an "Escrow Committee Distribution Notice") which shall be signed by the Escrow Committee and shall set forth a demand for payment of a specified dollar amount of the Escrowed Funds together with a summary description of the basis therefor.

              (ii) PAYMENT AS DIRECTED BY ESCROW COMMITTEE. If the Escrow Committee delivers an Escrow Committee Distribution Notice to the Escrow Agent and the Surviving Corporation, and if no Surviving Corporation Response Notice (as defined below) is delivered to the Escrow Agent by the Surviving Corporation within thirty (30) days of the delivery of such Escrow Committee Distribution Notice to the Surviving Corporation, then the Escrow Agent shall promptly pay to the Escrow Committee or as directed by the Escrow Committee out of the Escrowed Funds the amount specified in the Escrow Committee Distribution Notice.

              (iii) CALCULATION OF DUE DATE FOR NOTICES. Upon receipt of any Escrow Committee Distribution Notice, the Escrow Agent shall promptly deliver a copy of the Escrow Committee Distribution Notice to the Surviving Corporation. For purposes of calculating the due date of any Surviving Corporation Response Notice, the Escrow Agent may conclusively assume and rely that the date it receives a Escrow Committee Distribution Notice is the same date such notice was received by the Surviving Corporation.

              (iv) SURVIVING CORPORATION RESPONSE TO ESCROW COMMITTEE DISTRIBUTION NOTICE. If the Escrow Committee delivers an Escrow Committee Distribution Notice to the Escrow Agent, with a copy to the Surviving Corporation, and if the Surviving Corporation believes that the Escrow Committee is not entitled to payment from the Escrowed Funds in the full amount specified in the Escrow Committee Distribution Notice, the Surviving Corporation shall, within thirty (30) days of the delivery to the Surviving Corporation of the Escrow Committee Distribution Notice, deliver to the Escrow Agent, with a copy to the Escrow Committee, a written notice (a "Surviving Corporation Response Notice"), which shall be signed by the Surviving Corporation. The Surviving Corporation Response Notice shall set forth (A) a demand that the Escrow Agent not make payment to the Escrow Committee or as directed by the Escrow Committee from the Escrowed Funds as to the portion of the proposed payment from the Escrowed Funds disputed by the

ESCROW AGREEMENT - Page 5

     Surviving Corporation in such Surviving Corporation Response Notice, and
     (B) the basis for such demand by the Surviving Corporation.

              (v) ESCROW DISTRIBUTION. Provided that timely delivery is made in accordance with the provisions of this Section 6(d), the Escrow Agent shall make no payment from the Escrowed Funds of any portion of the Escrowed Funds disputed in a Surviving Corporation Response Notice until it shall have received written instructions to make payment from the Escrowed Funds, signed by the Surviving Corporation and the Escrow Committee.

     In the case of a distribution of less than all of the Escrowed Funds pursuant to the preceding provisions of this Section 6, the remaining Escrowed Funds shall continue to be held by the Escrow Agent until disbursed pursuant to this Section 6.

          (e) TERMINATION. This Escrow Agreement shall automatically terminate upon the earlier to occur of: (i) ______________, 1999, or (ii) the date on which the entire Escrowed Funds held by Escrow Agent are distributed or otherwise disposed of by Escrow Agent in accordance with the provisions of
Section 6(b), Section 6(c) and Section 6(d). If the Escrow Agreement terminates pursuant to (i) above then on such date the Escrow Agent shall release and deliver to the Disbursing Agent for payment to the Shareholders all of the remaining Escrowed Funds other than an amount equal to the aggregate amount described in all Distribution Notices previously received by the Escrow Agent and not previously paid to the Surviving Corporation pursuant to Section 6(c). Such amount, if any, shall continue to be held by the Escrow Agent and disbursed pursuant to Section 6(c)(ii); provided, however, if any portion of the Escrowed Funds remains on deposit following termination of this Escrow Agreement, all rights and benefits of the Escrow Agent shall remain in place notwithstanding such termination. Any amounts received by the Disbursing Agent from the Escrow Agent for distribution to the Shareholders shall be distributed to each Shareholder in an amount equal to the product of (x) the amount of the Escrowed Funds received by the Disbursing Agent from the Escrow Agent divided by 14,046,010, representing the total number of issued and outstanding shares of Company Common Stock immediately prior to the Merger plus the number of Option and Warrant Shares, multiplied by (y) the total number of shares of Company Common Stock and Option and Warrant Shares for which such Shareholder received payment pursuant to the Purchase Agreement or the Merger Agreement, as applicable.

     5.7 DUTIES OF ESCROW AGENT. Escrow Agent hereby accepts its duties and obligations under this Escrow Agreement and represents that it has the legal power and authority to enter into this Escrow Agreement and perform its duties and obligations hereunder. Escrow Agent further agrees that all property held by Escrow Agent hereunder shall be segregated from all other property held by the Escrow Agent and shall be identified as being held in connection with this Escrow Agreement. Such segregation may be accomplished by appropriate identification on the books and records of the Escrow Agent. Escrow Agent agrees that its documents and records with respect to the transactions contemplated hereby will be available for examination by authorized representatives of the Surviving Corporation and the Escrow Committee. Escrow Agent shall provide a monthly report to the Surviving Corporation and the Escrow Committee with respect to the Escrowed Funds.

ESCROW AGREEMENT - Page 6

     5.8 COMPENSATION OF ESCROW AGENT. Escrow Agent shall be entitled to receive fees, payable in accordance with the fee schedule attached as Exhibit A hereto, for its services under this Escrow Agreement, and to reimbursement for any expenses incurred by it hereunder, which shall be paid by ___________________________. The provisions of this Section shall survive the termination of this Agreement.

     5.9 LIABILITIES OF ESCROW AGENT. Unless otherwise expressly provided in this Escrow Agreement, Escrow Agent shall:

          (a) not be held liable for any action or failure to act under or in connection with this Escrow Agreement, except for its own gross negligence or willful misconduct;

          (b) have no responsibility to inquire into or determine the genuineness, authenticity or sufficiency of any securities, checks, notices or other documents or instruments submitted to it in connection with its duties pursuant to this Escrow Agreement or to confirm the identity, authority or rights of any person or legal entity executing or delivering or purporting to execute or deliver this Escrow Agreement;

          (c) be entitled to deem (unless it has actual knowledge to the contrary) the signatories of any documents or instruments submitted to it pursuant to this Escrow Agreement as being those of persons authorized to sign such documents or instruments on behalf of the other parties to this Escrow Agreement and shall be entitled to rely (unless it has actual knowledge to the contrary) upon the genuineness of the signatures of such signatories without inquiry and without requiring substantiating evidence of any kind;

          (d) be entitled to refrain from taking any action contemplated by this Escrow Agreement in the event that it becomes aware of any disagreement between the other parties hereto as to any material facts or as to the happening of any contemplated event precedent to such action;

          (e) have no responsibility or liability for any diminution which may result from any investments or reinvestment made in accordance with any provisions contained in this Escrow Agreement;

          (f) have no duties or responsibilities except those expressly set forth herein; and

          (g) be entitled, if a dispute between the parties arises or if the Escrow Agent shall be uncertain as to its rights or duties under this Escrow Agreement, to pay the Escrowed Funds into a court of competent jurisdiction, in which event the Escrow Agent shall have no further obligations under this Escrow Agreement.

     5.10 INDEMNIFICATION OF ESCROW AGENT. CompuCom and Purchaser hereby agree to indemnify the Escrow Agent, and hold the Escrow Agent harmless, from and against any and all claims, costs, expenses, demands, judgments, losses, damages and liabilities (including, without limitation, reasonable attorneys' fees and disbursements of the Escrow Agent's outside counsel incurred in defending the Escrow Agent against any claims) arising out of or in connection with

ESCROW AGREEMENT - Page 7
this Escrow Agreement or any action or failure to act by the Escrow Agent under or in connection with this Escrow Agreement, except such as may be caused by the gross negligence or willful misconduct of the Escrow Agent. The provisions of this Section 10 shall survive the termination of this Agreement.

     5.11 RESIGNATION OF ESCROW AGENT.

          (a) Escrow Agent may resign as escrow agent hereunder effective thirty
(30) days following the giving of written notice thereof to the Surviving Corporation and the Escrow Committee. Similarly, the Escrow Agent may be removed and replaced following the giving of thirty (30) days' written notice to the Escrow Agent by the Surviving Corporation and the Escrow Committee. Notwithstanding the foregoing, no such resignation or removal shall be effective until a successor Escrow Agent has acknowledged its appointment as such as provided in Section 11(b) hereof. In either event, upon the effective date of such resignation or removal, the Escrow Agent shall deliver the Escrowed Funds to a successor Escrow Agent appointed by the Surviving Corporation and the Escrow Committee in writing; provided, however, that if the Surviving Corporation and the Escrow Committee are unable to agree upon a successor Escrow Agent, or shall have failed to appoint a successor Escrow Agent prior to the expiration of thirty (30) days following the date of the notice of such resignation or removal, the then-acting Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor Escrow Agent, or other appropriate relief, and tender the Escrowed Funds into the registry of the court. Any such resulting appointment shall be binding upon all of the parties to this Escrow Agreement.

          (b) Upon acknowledgment by any successor Escrow Agent appointed in accordance with Section 11(a) hereof of the receipt of the Escrowed Funds and its written acceptance to serve as Escrow Agent in accordance with this Escrow Agreement, the then-acting Escrow Agent shall be fully released from and relieved of all duties, responsibilities and obligations under this Escrow Agreement.

     5.12 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed), sent by overnight courier (provided proof of delivery) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by written notice):

     If to the Escrow Committee:

          Mr. Araldo Cossutta
          Cossutta & Associates
          600 Madison Avenue
          New York, New York  10022
          Fax No.:  (212) 371-2722

ESCROW AGREEMENT - Page 8

     With a copy (which shall not constitute effective notice) to:

          Holland & Knight LLP
          One East Broward Boulevard
          P.O. Box 14070
          Ft. Lauderdale, Florida  33301
          Attn.:  Donn Beloff, Esq.
          Fax No.:  (954) 463-2030

     If to CompuCom, Purchaser or the Surviving Corporation:

          CompuCom Systems, Inc.
          7171 Forest Lane
          Dallas, Texas  75230
          Attn.: Lazane Smith, Sr. Vice President, Finance and Chief Financial Officer
          Fax No.:  (972) 856-5395

     With a copy (which shall not constitute effective notice) to:

          Strasburger & Price, L.L.P.
          901 Main Street, Suite 4300
          Dallas, Texas  75202
          Attn.:  Frederick J. Fowler, Esq.
          Fax No.:  (214) 651-4330

     If to Escrow Agent:

          Mr. Araldo Cossutta
          Cossutta & Associates
          600 Madison Avenue
          New York, New York  10022
          Fax No.:  (212) 371-2722

     5.13 ASSIGNMENT. This Escrow Agreement shall not be assigned by any party without the written consent of the other parties and any attempted assignment without such written consent shall be null and void and without legal effect. This Escrow Agreement shall be binding upon and inure to the benefit of the respective parties hereto and, provided any consent required by this Section 13 is duly obtained, the successors and assigns of such party. Nothing herein is intended or shall be construed to give any other person any right, remedy or claim under, in or with respect this Escrow Agreement or any property held hereunder.

     5.14 GOVERNING LAW. This Escrow Agreement shall be construed in accordance with, and the rights of the parties shall be governed by, the substantive laws of the State of ________, without giving effect to any choice-of-law rules that may require the application of the laws of another jurisdiction. All actions and proceedings arising out of or relating to this Escrow Agreement shall

ESCROW AGREEMENT - Page 9
be heard and determined in any _________ state court or in any federal court sitting in ___________.

     5.15 COUNTERPARTS. This Escrow Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one instrument binding on all the parties, notwithstanding that all the parties are not signatories to the original or the same counterpart.

     5.16 AMENDMENT. This Escrow Agreement may only be amended by a writing signed by CompuCom, the Surviving Corporation and the Escrow Committee. The Escrow Agent's duties and obligations under this Agreement shall not be altered, changed, or modified without its prior written consent.


               [Remainder of this page intentionally left blank]


ESCROW AGREEMENT - Page 10

     IN WITNESS WHEREOF, the parties have executed this Escrow Agreement as of the date first written above.


                                        COMPUCOM SYSTEMS, INC.


                                        By:
                                           -------------------------------------
                                           Name:
                                                --------------------------------
                                           Title:
                                                 -------------------------------



                                        CIC ACQUISITION CORP.


                                        By:
                                           -------------------------------------
                                           Name:
                                                --------------------------------
                                           Title:
                                                 -------------------------------



                                        COMPUTER INTEGRATION CORP.


                                        By:
                                           -------------------------------------
                                           Name:
                                                --------------------------------
                                           Title:
                                                 -------------------------------



                                        ----------------------------------------
                                        Araldo Cossutta, Escrow Committee Member



                                        ----------------------------------------
                                        Frank Zappala, Escrow Committee Member


                                        ESCROW AGENT


                                        By:
                                           -------------------------------------
                                           Name:
                                                --------------------------------
                                           Title:
                                                 -------------------------------

ESCROW AGREEMENT - Page 11

                                   EXHIBIT A

                                  FEE SCHEDULE



                                --see attached--

EXHIBIT A